Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

June 15, 2025

by and among

CANTALOUPE, INC.,

365 Retail Markets, LLC,

CATALYST HOLDCO I, INC.,

CATALYST HOLDCO II, INC.

and

CATALYST MERGERSUB INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of June 15, 2025, by and among Cantaloupe, Inc., a Pennsylvania corporation (the “Company”), 365 Retail Markets, LLC, a Delaware limited liability company (“Parent”), Catalyst Holdco I, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Holdco”), Catalyst Holdco II, Inc., a Delaware corporation and a wholly-owned Subsidiary of Holdco (“Holdco II”), and Catalyst MergerSub Inc., a Delaware corporation and a wholly-owned Subsidiary of Holdco II (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, each of the sole member of Parent, the board of directors of Holdco, the board of directors of Holdco II and the board of directors of Merger Subsidiary has approved the indirect acquisition of the Company by Parent, by means of a merger of Merger Subsidiary with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation and a wholly-owned Subsidiary of Holdco II, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, at a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) recommended the approval and adoption of this Agreement by the Company’s shareholders and (d) directed that this Agreement be submitted to the Company’s shareholders for their vote to adopt this Agreement at a duly convened meeting of the Company’s shareholders;

WHEREAS, in order to induce Parent to enter into this Agreement, certain shareholders of the Company are executing voting and support agreements in favor of Parent concurrently with the execution and delivery of this Agreement (the “Voting Agreements”); and

WHEREAS, the Company, Parent, Holdco, Holdco II and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article 1
Definitions

Section 1.01.         Definitions.

(a)            As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (a) in effect as of the execution and delivery of this Agreement; or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receives material non-public information of or with respect to the Company or its Subsidiaries to keep such information confidential; provided, however, that, in each case, (x) the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and Representatives named therein) than the terms of the Confidentiality Agreement, it being understood that such agreement need not contain any “standstill” or similar provisions, or otherwise prohibit the making of, or amendment or modification to, any Acquisition Proposal and (y) such agreement shall not restrict compliance by the Company with the terms of this Agreement.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide offer or proposal of any Third Party relating to (a) any acquisition or purchase (including through any sale, lease, exchange, license, transfer, mortgage, pledge or disposition), direct or indirect, of assets (including equity securities of a Subsidiary of the Company) having a fair market value (as determined in good faith by the Company Board) equal to 15% or more of the fair market value (as determined in good faith by the Company Board) of the consolidated assets of the Company, or to which 15% or more of the consolidated revenues or earnings of the Company are attributable, or of 15% or more of any class of equity or voting securities of the Company, (b) any takeover offer, tender offer or exchange offer or other similar transaction that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company, (c) a merger, consolidation, business combination, liquidation, dissolution, amalgamation, share exchange, joint venture, partnership, recapitalization, reorganization or other similar transaction (i) involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, have a fair market value (as determined in good faith by the Company Board) equal to 15% or more of the fair market value (as determined in good faith by the Company Board) of the consolidated assets of the Company, or to which 15% or more of the consolidated revenues or earnings of the Company, are attributable or (ii) pursuant to which the shareholders of the Company immediately prior to the consummation of such transaction would, as a result of such transaction, hold less than 85% of the equity or voting securities of the Company, or (d) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Anti-Money Laundering Laws” means all Applicable Laws relating to money laundering, “know-your-customer” obligations, any predicate crime to money laundering, terrorist financing or any financial record keeping or reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq.) and the USA PATRIOT Act.

“Antitrust Law” means the HSR Act, the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening competition through merger or acquisition (including all antitrust, competition, merger control and trade regulation Laws).

“Applicable Law” means, with respect to any Person, any federal, state, local or non-U.S. statute, law (including common law), ordinance, rule, Order or regulation enacted, adopted, promulgated or applied by a Governmental Authority (each, a “Law”) that is legally binding upon and applicable to such Person or to the products, conduct of the business or operations of such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement or similar labor-related Contract with any labor union, works council or similar labor organization representing employees of the Company or its Subsidiaries.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of June 30, 2024 and the notes thereto set forth in the Company’s Form 10-K filed with the SEC for the fiscal year ended June 30, 2024.

“Company Balance Sheet Date” means June 30, 2024.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the Second Amended and Restated Bylaws of the Company, as amended, supplemented or otherwise modified as of the date of this Agreement.

“Company Charter” means the Amended and Restated Articles of Incorporation of the Company, as amended, supplemented or otherwise modified as of the date of this Agreement.

“Company Common Stock” means the common stock, without par value, of the Company.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent, Holdco, Holdco II and Merger Subsidiary.

“Company Equity Awards” means the Company RSUs, Company PSUs, Company Restricted Stock Awards and Company Options.

“Company Licensed IP” means all Intellectual Property that is used, practiced or held for use or practice by the Company or any of its Subsidiaries, except for any Company Owned IP.

“Company Owned IP” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Registered IP” means all of the Registered IP, including all issued Patents, pending applications for Patents, registered Trademarks, pending applications for registration of Trademarks, registered Copyrights, pending applications for registration of Copyrights, and Domain Names, in each case, owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Stock” means the Preferred Stock and Company Common Stock.

“Company Stock Plans” means (a) the USA Technologies, Inc. 2014 Stock Option Incentive Plan, (b) the USA Technologies, Inc. 2015 Equity Incentive Plan and (c) the USA Technologies, Inc. 2018 Equity Incentive Plan, in each case as amended, supplemented or otherwise modified as of the date of this Agreement.

“Company Termination Fee” means an amount equal to $31,500,000.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between Parent and the Company dated April 2, 2025, as amended, supplemented or otherwise modified.

“Contract” means any legally binding contract, subcontract, agreement, note, bond, indenture, lease, license, or other obligation or arrangement.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of January 31, 2025, among the Company, the loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified as of the date of this Agreement.

“Data Protection Laws” means all applicable data privacy Laws and binding guidelines and standards relating to the Processing of Personal Data, including all applicable U.S. state privacy Laws, Laws relating to breach notification, the use of biometric information and identifiers (including but not limited to the Illinois Biometric Information Protection Act, the Texas Capture Or Use Of Biometric Identifier Act, and Washington HB 1493) and the use of Personal Data for marketing purposes.

“Data Protection Requirements” means all applicable Data Protection Laws and all of the Company’s or any of its Subsidiaries’ written privacy policies and contractual obligations relating to the Processing of any Personal Data.

“Delaware Law” means the Delaware General Corporation Law and Delaware common Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any trade or business (whether or not incorporated) that, together with the Company is treated as a single employer under Section 414 of the Code.

“Financing Entities” means the entities that have committed to provide, arrange or otherwise entered into agreements in connection with the Debt Financing (which term, for the avoidance of doubt, includes any Alternative Financing) in connection with the transactions contemplated by this Agreement, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto.

“Financing Parties” means the Financing Entities and their respective Affiliates and their and their respective Affiliates’ officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any of its Affiliates shall be a Financing Party.

“Fraud” of a party means an intentional and willful misrepresentation of a representation or warranty set forth in Article 4 or Article 5, or the certificate delivered pursuant to Section 9.02(a) or Section 9.03(a), as applicable, by such party that constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Option” means a Company Option having a per share exercise price less than the Merger Consideration.

“Intellectual Property” means any and all rights in or relating to intellectual property, including: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all rights to claim priority from any of the foregoing (collectively, “Patents”); (b) all copyrights and copyright registrations and mask works and mask work registrations throughout the world, and all applications to register any of the foregoing, and corresponding rights in works of authorship (collectively, “Copyrights”); (c) all industrial designs and any registrations and applications therefor throughout the world; (d) all trade names, logos, trademarks and service marks and other indicators of the commercial source, and all registrations and applications therefor throughout the world, together with all goodwill associated with any of the foregoing (collectively, “Trademarks”); (e) all trade secrets, know-how and other corresponding rights in confidential information (collectively, “Trade Secrets”); (f) Internet domain names and all social media identifiers (collectively, “Domain Names”); and (g) intellectual property rights in Software.

“Intervening Event” means an event, fact, circumstance, development or occurrence, in each case, that is material to the Company and its Subsidiaries, taken as a whole, that (a) is not known to or reasonably foreseeable by the Company Board as of the date of this Agreement, (b) first becomes known to or by the Company Board prior to obtaining the Company Shareholder Approval and (c) does not relate to an Acquisition Proposal or any matter relating thereto or consequence thereof; provided that changes in the market price or trading volume of the shares of Company Stock or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial metrics will not constitute, or be considered in determining whether there has been, an Intervening Event (but any underlying causes of such changes or facts may constitute, or be taken into account in determining whether there has been, an Intervening Event).

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than a Permitted Lien.

“Material Adverse Effect” means, with respect to the Company or any of its Subsidiaries, any change, effect, event, circumstance, development, condition or occurrence (each, an “Effect”) that has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any change, effect, event, circumstance, development, condition or occurrence resulting from or arising in connection with:

(a) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, in the United States or any other country or region in the world;

(b) general changes or developments in any of the industries in which the Company or its Subsidiaries operate;

(c) geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism, cybercrime or national or international calamity (or worsening of any such conditions) in the United States or any other country or region in the world;

(d) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic (including COVID-19), plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by any Governmental Authority in response to any of the foregoing), weather conditions or other natural or man-made disaster or other force majeure event in the United States or any other country or region in the world;

(e) changes in Applicable Law or GAAP or authoritative interpretation or enforcement thereof;

(f) changes in trade regulations, such as the imposition of new or increased trade restrictions, tariffs, trade policies or disputes, or changes in, or any consequences resulting from, any “trade war” or similar actions in the United States or any other country or region in the world;

(g) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, budgets, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the securities of the Company or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if any change, effect, event, circumstance, development, condition or occurrence related thereto is not otherwise excluded under this definition);

(h) the identity of, or any facts or circumstances solely relating to, Parent, Holdco, Holdco II, Merger Subsidiary or their respective Affiliates;

(i) the negotiation, pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, partnerships, customers, suppliers or Governmental Authorities (including the failure to obtain any of the consents or approvals contemplated by Section 8.01);

(j) any shareholder class action, derivative or similar litigation, suit, action or proceeding in respect of this Agreement or the other Transaction Documents (or the transactions contemplated hereby or thereby); and

(k) the availability or cost of equity, debt or other financing to Parent, Holdco, Holdco II and Merger Subsidiary;

provided, however, that in the case of clauses (a), (b), (c), (d), (e) and (f), any change, effect, event, circumstance, development, condition or occurrence may be taken into account in determining whether or not there has been a Material Adverse Effect only to the extent any such change, effect, event, circumstance, development, condition or occurrence has a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies of a similar size operating in the industry in which the Company operates, in which case only the incremental disproportionate adverse impact may be taken into account.

“Nasdaq” means the NASDAQ stock exchange.

“Network” means any payment system, card association, debit network, or similar entity, or any other similar network permitting businesses and/or consumers to engage in financial transactions using a credit, debit, or prepaid card or account, or a bank account, including Mastercard, Visa, Discover, JCB, American Express, and the National Automated Clearing House Association.

“Network Rules” means any bylaws, rules, regulations, procedures, guidelines or operational or technical standards or guidance issued, adopted, implemented or otherwise put into effect by or under the authority of any Network.

“Open Source Software” means any Software that is, or that contains or is derived in any manner (in whole or in part), from any Software that is distributed as free software, open source software, copyleft software, “freeware” or “shareware” or under similar licensing or distribution models, including Software licensed pursuant to any license under which any Software or other materials are distributed or licensed as “free software”, “open source software” or under similar terms.

“Order” means any judgment, order, settlement, memorandum of understanding, injunction or decree of a Governmental Authority of competent jurisdiction.

“Out-of-the-Money Option” means a Company Option having a per share exercise price equal to or greater than the Merger Consideration.

“Parent Material Adverse Effect” means, with respect to Parent, Holdco, Holdco II or Merger Subsidiary, any change, effect, event, circumstance, development, condition or occurrence that prevents or materially impedes, materially interferes with, materially hinders or materially delays or would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay (a) the consummation by Parent, Holdco, Holdco II or Merger Subsidiary of the Merger or any of the other transactions contemplated by this Agreement or any other Transaction Document in accordance with the terms and conditions of this Agreement or (b) the compliance by Parent, Holdco, Holdco II or Merger Subsidiary of its obligations under this Agreement or any other Transaction Document in any material respect.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Pennsylvania Law” means Title 15 of the Pennsylvania Consolidated Statutes.

“Permits” means all approvals, authorizations, registrations, licenses, exemptions, permits, certificates, variances, clearances and consents of Governmental Authorities or Networks.

“Permitted Liens” means (a) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (c) Liens incurred in the ordinary course of business, in each case, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, (d) zoning, building and other similar codes and regulations, (e) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents, in each case, that are filed prior to the date of this Agreement, (f) any conditions that would be disclosed by a current, accurate survey or physical inspection, (g) matters shown by the public records, including any reservation, exception, encroachment, easement, right-of way, covenant, condition, restriction or similar title exception or encumbrance affecting the title to the Leased Real Property, (h) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord (including statutory landlord liens) or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, (i) non-exclusive licenses granted under Intellectual Property by the Company or any of its Subsidiaries in the ordinary course of business, (j) Liens on any assets of the Company or its Subsidiaries or any pledge of securities of any Subsidiary pursuant to the terms of the Credit Agreement so long as such Liens are released at the Closing and (k) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means any information defined as “personal data”, “personally identifiable information” or “personal information” or any functional equivalent of these terms under Data Protection Requirements.

“Preferred Stock” means the Series A Convertible Preferred Stock, without par value, of the Company.

“Processing” means any operation or set of operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).

“Registered IP” means all registered Intellectual Property and applications therefor.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Rollover Agreement” means any agreement (if any) by and among Parent, Holdco, Holdco II, Merger Subsidiary or an Affiliate of Parent, Holdco, Holdco II or Merger Subsidiary, as applicable, and any shareholder of the Company (which, for the avoidance of doubt, does not need to include the Company as a party) entered into from and after the date hereof, but prior to the Effective Time, providing for the contribution of Rollover Shares to Parent, Holdco, Holdco II, Merger Subsidiary or an Affiliate of Parent, Holdco, Holdco II or Merger Subsidiary.

“Rollover Shares” means the shares of Company Common Stock, if any, that are to be contributed to Parent, Holdco, Holdco II, Merger Subsidiary or an Affiliate of Parent, Holdco, Holdco II or Merger Subsidiary pursuant to a Rollover Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Software” means any and all: (a) software and computer programs of any type, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (b) documentation and other materials related to any of the foregoing, including user manuals and training materials.

“Sponsor Bank” means each banking organization that provides Network sponsorship to the Company or its Subsidiaries for purposes of operating its business.

“Subsidiary” means, with respect to any Person, any Person of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person or (b) such Person holds a majority of the issued and outstanding voting equity interests.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (with references to “15% or more” and “85%” being deemed to be replaced with a reference to “a majority”) by a Third Party, which did not result from or arise out of a material breach of Section 6.03, and which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company and its shareholders from a financial point of view than the Merger, taking into account all financial, legal, financing (including availability thereof), regulatory and other aspects of such proposal, and risks, likelihood and timing of consummation of such proposal, such other matters that the Company Board deems relevant and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.03(e).

“Tax” means any and all federal, state, local, foreign or other taxes, imposts, assessments, fees, duties, levies or other charges in the nature of a tax, including income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, value added, excise, natural resources, severance, stamp, occupation, premium, real property, personal property, escheat or unclaimed property obligations, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever imposed by a Governmental Authority, including any interest, additions and penalties in respect of the foregoing, whether disputed or not.

“Tax Return” means any Tax return, statement, report, claim for refund, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report, any schedule or attachment thereto and any amendment thereof) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for (or otherwise involved in) the imposition, administration or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Laws” means any law, regulations, Orders, permit or other decision or requirement having the force or effect of law and as amended from time to time, of any Governmental Authority, concerning the importation of products, the exportation or reexportation of products (including hardware, software, and technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and the antiboycott laws administered by the U.S. Departments of Commerce and Treasury, and any similar customs and international trade laws in any jurisdiction in which Company conducts business.

“Transaction Documents” means this Agreement, the Voting Agreements, the Rollover Agreements and any other agreement executed and delivered in connection with this Agreement on the date of this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar state or local Law.

“Willful and Material Breach” means a material breach of, or a material failure to perform, any covenant, representation, warranty or agreement set forth in this Agreement, in each case that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with the knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement, it being acknowledged and agreed that the failure to consummate the Merger and the other transactions contemplated by this Agreement after all of the conditions in Article 9 (other than conditions that are to be satisfied at or immediately prior to the Closing) have been satisfied or waived by the party entitled to waive such conditions shall constitute a willful and material breach of this Agreement.

(b)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	Section 6.03(d)
Agreement	Preamble
Alternative Financing	Section 7.04(c)
Certificates	Section 2.03(a)
Chosen Courts	Section 11.08
Claim	Section 7.02(b)
Closing	Section 2.01(a)
Closing Date	Section 2.01(a)
Company	Preamble
Company Acquisition Agreement	Section 6.03(a)
Company Board Recommendation	Section 4.02(b)
Company Employee	Section 7.03(a)

Term	Section
Company Options	Section 4.05(a)
Company PSUs	Section 4.05(a)
Company Restricted Stock Awards	Section 4.05(a)
Company RSUs	Section 4.05(a)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Shareholder Approval	Section 4.02(a)
Company Shareholder Meeting	Section 6.02
Company Subsidiary Securities	Section 4.06(c)
Credit Agreement Termination	Section 6.06
D&O Insurance	Section 7.02(c)
Debt Commitment Letter	Section 5.06(a)
Debt Financing	Section 5.06(a)
Definitive Debt Financing Agreements	Section 7.04(a)
Divestiture	Section 8.01(c)
DOL	Section 4.17(a)
Effective Time	Section 2.01(b)
Employee Plan	Section 4.17(a)
End Date	Section 10.01(b)(i)
Environmental Laws	Section 4.20
FCPA	Section 4.12(c)
Holdco	Preamble
Holdco II	Preamble
Indemnified Person	Section 7.02(a)
Inquiry	Section 6.03(a)
Internal Controls	Section 4.07(f)
IRS	Section 4.17(a)
IT Assets	Section 4.22(b)
Leased Real Property	Section 4.14(a)
Lenders	Section 5.06(a)
Malicious Code	Section 4.22(b)
Material Contract	Section 4.21(a)
Maximum Tail Premium	Section 7.02(c)
Merger	Recitals
Merger Consideration	Section 2.02(a)(i)
Merger Subsidiary	Preamble
Non-Recourse Parties	Section 11.15
Parent	Preamble
Paying Agent	Section 2.03(a)
Payment Fund	Section 2.03(b)
Payoff Letter	Section 6.06
Permitted Other Terms	Section 7.04(a)
Proxy Statement	Section 4.09
Real Property Lease	Section 4.14(a)
Redemption	Section 8.09(b)

Term	Section
Redemption Notice	Section 8.09(a)
Redemption Price	Section 8.09(b)
Reference Time	Section 4.05(a)
Remedy	Section 8.01(c)
Restraints	Section 9.01(b)
Solvent	Section 5.07
Statement of Merger	Section 2.01(b)
Surviving Corporation	Section 2.01
Transaction Amounts	Section 5.06(d)
Transaction Litigation	Section 8.06
Uncertificated Shares	Section 2.03(a)
Voting Agreements	Recitals
401(k) Plan	Section 6.09

Section 1.02.         Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “shall” shall be construed to have the same meaning as the word “will”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive. The words “made available” mean, with respect to any information, document or other material, that such information, document or other material was made continuously available on or prior to 11:59 p.m. New York City time, one day prior to the date of this Agreement: (a) on the SEC website or (b) in the virtual data room maintained by the Company with Intralinks in connection with the transactions contemplated hereby. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. References to days shall refer to calendar days unless Business Days are specified. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

Article 2
The Merger

Section 2.01.         The Merger. At the Effective Time, Merger Subsidiary shall merge with and into the Company in accordance with Pennsylvania Law and Delaware Law, whereupon, the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”).

(a)            Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place by means of the exchange of signatures electronically at 8:00 a.m., Eastern time, as soon as possible, but in any event no later than five Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other time or on such other date as Parent and the Company may mutually agree in writing (the “Closing Date”).

(b)            At the Closing, the parties hereto shall cause (i) a statement of merger in such form as required by Pennsylvania Law (the “Statement of Merger”) relating to the Merger to be properly executed and filed with the Department of State of the Commonwealth of Pennsylvania and (ii) a certificate of merger in such form as required by Delaware Law (the “Certificate of Merger”) relating to the Merger to be properly executed and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by Applicable Law, in each case in such form as is reasonably satisfactory to both Parent and the Company. The Merger shall become effective at the time agreed to by the parties, which shall be as soon as practicable following the filing of both of the Statement of Merger with the Department of State of the Commonwealth of Pennsylvania in accordance with Pennsylvania Law and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and shall be expressly stated in such filings, or at such later time that the parties hereto shall have agreed and designated in the Statement of Merger and Certificate of Merger as the effective time of the Merger (the “Effective Time”).

(c)            The Merger shall have the effects set forth in this Agreement and the applicable provisions of Pennsylvania Law and Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Company as the Surviving Corporation in the Merger, and all debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Company as the Surviving Corporation in the Merger, all as provided under Pennsylvania Law and Delaware Law.

Section 2.02.         Treatment of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Holdco, Holdco II, Merger Subsidiary, the holders of any capital stock of the Company or Merger Subsidiary, or any other Person:

(i)           except as otherwise provided in Section 2.02(a)(ii), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Rollover Shares, shall be converted into the right to receive $11.20 in cash, without interest (such amount per share, the “Merger Consideration”);

(ii)          each share of Company Stock owned by the Company or any Subsidiary of the Company as treasury stock (including all shares of Preferred Stock redeemed by the Company in accordance with Section 8.09) or owned by Parent, Holdco, Holdco II or Merger Subsidiary, or by any other Subsidiary of Parent, immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment shall be made with respect thereto;

(iii)          each share of common stock, par value $0.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Subsidiary common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence; and

(iv)         each Rollover Share shall not be entitled to receive the Merger Consideration pursuant to this Agreement and shall, (x) immediately prior to the Effective Time, be subject to the treatment specified under the Rollover Agreement applicable to such Rollover Shares and (y) at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

Section 2.03.         Surrender and Payment.

(a)            Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of paying the Merger Consideration in respect of (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock represented in book entry, including through Cede & Co., the nominee of the Depository Trust Company (the “Uncertificated Shares”). Promptly after the Effective Time (and after receipt by the Paying Agent from the Company’s transfer agent of all information reasonably necessary to enable the Paying Agent to effect the mailing set forth in this Section 2.03(a); provided that Parent and the Surviving Corporation shall use reasonable best efforts to obtain such information to enable such mailing to occur no later than the fifth Business Day following the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each holder of record of shares of Company Common Stock at the Effective Time a letter of transmittal (in a form that was reasonably acceptable to the Company prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b)            Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal (or affidavit in lieu thereof pursuant to Section 2.07) or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of each share of Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration, without interest thereon. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Common Stock, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall, pending its disbursement to the holders of Company Common Stock, be invested by the Paying Agent as directed by Parent or the Surviving Corporation in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available); provided that no such investment or losses shall affect the amounts payable to such holders of Company Common Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment, or otherwise deposit funds to the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the aggregate Merger Consideration. Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent and the Surviving Corporation. Except as contemplated by Section 2.03(e), the Payment Fund shall not be used for any other purpose.

(c)            If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of Parent and the Paying Agent that such Tax has been paid or is not payable.

(d)            After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent (other than Certificates or Uncertificated Shares in respect of shares of Company Common Stock subject to Section 2.02(a)(ii)), they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)            Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) (including any interest received thereon) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock (other than shares of Company Common Stock subject to Section 2.02(a)(ii)) for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares, without any interest thereon. Notwithstanding the foregoing, none of the Company, Parent, Holdco, Holdco II, Merger Subsidiary, the Surviving Corporation or any other Person shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)             All cash paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Uncertificated Shares.

Section 2.04.         Dissenters Rights. In accordance with Section 1571(b) of Pennsylvania Law, the Merger will not entitle any holder of Company Common Stock to any dissenters rights. Upon Redemption of the Preferred Stock in accordance with Section 8.09, the Merger will not entitle any former holder of Preferred Stock to any dissenters rights.

Section 2.05.         Company Equity Awards.

(a)            Company RSUs. At or immediately prior to the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any action required on the part of the holder of such Company RSU, become fully vested and free of restrictions and will be canceled and converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to the Merger Consideration.

(b)            Company PSUs. At or immediately prior to the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time which remains subject to vesting based on achieving certain performance metrics shall, automatically and without any action required on the part of the holder of such Company PSU, become vested with respect to that number of shares of Company Common Stock based on deemed achievement of the performance metrics at target performance. Immediately thereafter the Company PSUs shall be canceled and converted into the right to receive, with respect to each such vested share of Company Common Stock underlying such Company PSU, in accordance with the terms of this Agreement, an amount in cash equal to the Merger Consideration.

(c)            Company Restricted Stock Awards. At or immediately prior to the Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, automatically and without any action required on the part of the holder of such Company Restricted Stock Award, become fully vested and free of restrictions and will be canceled and converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to the Merger Consideration.

(d)            Options. At or immediately prior to the Effective Time, each outstanding In-the-Money Option shall, automatically and without any action required on the part of the holder of such Company Option, become fully vested and free of restrictions and be cancelled in exchange for cash in an amount equal to (i) the total number of shares of Company Common Stock for which such Company Option is exercisable, multiplied by (ii) the excess of the Merger Consideration over the per share exercise price of such Company Option. At the Effective Time, each outstanding Out-of-the-Money Option will be cancelled without consideration and will be of no further force and effect.

(e)            Payment. Parent shall cause the Surviving Corporation to pay the consideration payable to holders of Company RSUs, Company PSUs, Company Restricted Stock Awards and In-the-Money Options who are current or former employees of the Company or any Subsidiary through its payroll at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time).

(f)            Resolutions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.05. The Company shall provide that, following the Effective Time, no holder of any Company RSU, Company PSU, Company Restricted Stock Award or Company Option shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof.

Section 2.06.         Withholding Rights. Each of the Paying Agent, Merger Subsidiary, Holdco, Holdco II, the Surviving Corporation and Parent (and their Affiliates and designees) shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Paying Agent, Merger Subsidiary, Holdco, Holdco II, the Surviving Corporation or Parent (or their Affiliates or designees), as the case may be, withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to Person in respect of which such withholding was made and shall be properly paid over to the appropriate Taxing Authority.

Section 2.07.         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08.          Certain Adjustments. Notwithstanding anything to the contrary set forth in this Agreement, if, during the period from the date of this Agreement through the earlier of the Effective Time and the valid termination of this Agreement, the issued and outstanding shares of Company Common Stock are changed into a different number or class of shares or securities by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to provide holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action. Nothing in this Section 2.08 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision hereof.

Article 3
The Surviving Corporation

Section 3.01.         Articles of Incorporation. The Company Charter as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended (subject to Section 7.02(a)) in accordance with Applicable Law.

Section 3.02.         Bylaws. The Company Bylaws as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended (subject to Section 7.02(a)) in accordance with Applicable Law.

Section 3.03.          Directors and Officers.

(a)            Directors of the Surviving Corporation. At the Effective Time, the initial directors of Merger Subsidiary as of immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)            Officers of the Surviving Corporation. At the Effective Time, the initial officers of Merger Subsidiary as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

Article 4
Representations and Warranties of the Company

Subject to Section 11.05, except (i) as disclosed in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2024 that was publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) prior to the date of this Agreement, (ii) as disclosed in the Company’s quarterly reports on Form 10-Q or in the Company’s current reports on Form 8-K in each case filed with or furnished to the SEC after June 30, 2024 that were publicly available on EDGAR prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or a disclosure against any representation or warranty set forth in this Article 4) (it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 4.01, Section 4.02, Section 4.03 or Section 4.05) or (iii) as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent, Holdco, Holdco II and Merger Subsidiary that:

Section 4.01.         Corporate Existence and Power.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

(b)            The Company has all corporate powers required to carry on its business as currently conducted, except for those powers, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)            Complete and correct copies of the Company Charter and Company Bylaws have been made available to Parent. Assuming the accuracy of the representation in the last sentence of Section 5.10, the Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect.

Section 4.02.         Corporate Authorization.

(a)            The execution, delivery and, assuming the accuracy of the representation in the last sentence of Section 5.10, performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the consummation of the Merger and assuming the accuracy of the representation in the last sentence of Section 5.10, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the accuracy of the representation in the last sentence of Section 5.10, the approval of a majority of the votes cast by all holders of the issued and outstanding shares of Company Stock entitled to vote on thereon, voting together as a single class (with the holder of each share of Preferred Stock having the right to one vote for each share of Company Common Stock into which such share of Preferred Stock could then be converted, not taking into account the conversion of any accrued and unpaid dividends on the Preferred Stock), is the only vote of the holders of any Company Stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). Assuming due authorization, execution and delivery by Parent, Holdco, Holdco II and Merger Subsidiary, and the accuracy of the representation in the last sentence of Section 5.10, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)            At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended the approval and adoption of this Agreement by the Company’s shareholders (such recommendation in the preceding clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s shareholders for their vote to adopt this Agreement at a duly convened meeting of the Company’s shareholders.

Section 4.03.         Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Statement of Merger with the Department of State of the Commonwealth of Pennsylvania and the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of the Nasdaq and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04.         Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) assuming the accuracy of the representation in the last sentence of Section 5.10, contravene, conflict with, or result in any violation or breach of any provision of the Company Charter or Company Bylaws or similar organizational documents of the Company’s Subsidiaries, (b) assuming receipt of the Company Shareholder Approval, the accuracy of the representation in the last sentence of Section 5.10 and compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming receipt of the consents, authorizations and approvals contemplated by Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05.         Capitalization.

(a)            The authorized capital stock of the Company consists of (i) 640,000,000 shares of Company Common Stock and (ii) 1,800,000 shares of preferred stock, without par value, of the Company, of which 900,000 shares have been designated as Preferred Stock. As of 5:00 p.m., Eastern time, on June 12, 2025 (the “Reference Time”), there were (A) 73,244,054 shares of Company Common Stock issued and outstanding, (B) 385,782 shares of Preferred Stock issued and outstanding, with $19,443,291 in the aggregate of accrued but unpaid dividends on the Preferred Stock, (C) 597,333 shares of Company Common Stock subject to the Company’s outstanding restricted stock unit awards (“Company RSUs”), (D) 110,238 shares of Company Common Stock (assuming satisfaction of performance goals for incomplete performance periods at the target level) subject to the Company’s outstanding performance-based restricted stock unit awards (“Company PSUs”), (E) 4,396,168 shares of Company Common Stock subject to outstanding options to purchase Company Common Stock (the “Company Options”) and (F) 16,063 shares of Company Common Stock subject to the Company’s outstanding restricted stock awards (“Company Restricted Stock Awards”). All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar.

(b)            As of the Reference Time, (i) the Conversion Price (as defined in the Company Charter) is $5.0302 and accrued but unpaid dividends on the Preferred Stock are convertible into Company Common Stock at the price of $1,000 per share of Company Common Stock, subject to adjustment following the Reference Time only pursuant to Section 4(C)(3) of the Company Charter, (ii) the Preferred Stock is convertible into an aggregate of 96,137 shares of Company Common Stock, subject to adjustment following the Reference Time only pursuant to Section 4(C)(3) of the Company Charter and (iii) the aggregate Redemption Price of the Preferred Stock is $23,686,893.

(c)            Except as set forth in this Section 4.05 and for changes since the Reference Time resulting from (i) the exercise of Company Options, settlement of Company RSUs, Company PSUs or lapse of restrictions in respect of Company Restricted Stock Awards or new grants of Company Options, Company RSUs, Company PSUs or Company Restricted Stock Awards under the Company Stock Plans, in each case, to the extent permitted by Section 6.01(b) or (ii) the issuance of shares of Company Common Stock upon conversion of Preferred Stock, there are no issued, reserved for issuance or outstanding: (A) shares of capital stock or other voting securities of or ownership interests in the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (C) warrants, calls, options, restricted stock rights or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (D) profits interests, restricted shares, stock appreciation rights, restricted stock units, performance-based restricted stock units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company to which the Company is party (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”). Neither the Company nor any of its Subsidiaries is a party to any (i) voting agreement, voting trust, proxy or similar arrangement or understanding to which the Company or its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any Company Securities or (ii) obligations or binding commitments of any character restricting the transfer of any Company Securities to which the Company is a party or by which it is bound with respect to the voting of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan, “poison pill” or similar arrangement in effect.

(d)            The Company has made available to Parent a complete and correct list, as of the Reference Time, of each outstanding Company Equity Award, including, with respect to each such award, (i) the grant date, (ii) the name of the holder thereof, (iii) the number of shares of Company Stock subject to such award or, in the case of a Company PSU, the target number of shares of Company Common Stock subject to such award and the vesting status of each Company PSU based on actual performance determined as of such Reference Time, (iv) the number of vested and unvested shares of Company Stock subject to such award, (v) the exercise price, in the case of a Company Option, and (vi) the expiration date, if any.

(e)            Except as set forth in this Section 4.05, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06.         Subsidiaries.

(a)            Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization.

(b)            Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all Permits required to carry on its business as currently conducted, except for those powers and Permits, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Subsidiary of the Company is in violation of its certificate of incorporation, certificate of formation, bylaws or limited liability company agreement (or equivalent organization documents) in any material respect.

(c)            All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company to which the Company or any Subsidiary of the Company is a party (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(d)            The Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable thereof, or investments in, any Person (other than a Subsidiary of the Company).

Section 4.07.         SEC Filings and the Sarbanes-Oxley Act.

(a)            The Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since July 1, 2022 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)            No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)            As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such later filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)            Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)            As of the date of this Agreement, (i) there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC Documents, and (ii) to the knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review.

(f)             The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

(g)            The Company and its Subsidiaries maintain a system of Internal Controls (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s Internal Controls, which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(h)            Since July 1, 2022, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08.         Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents in all material respects (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments). Since the Company Balance Sheet Date, there has been no change in the Company’s accounting policies or methods of making accounting estimates or changes in estimates that are material to the Company’s consolidated financial statements, except as described in the Company SEC Documents or as required by an applicable Governmental Authority.

Section 4.09.         Disclosure Documents. The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company shareholders in connection with the Merger and the other transactions contemplated by this Agreement (such proxy statement, as amended or supplemented, the “Proxy Statement”) will not, on the date the Proxy Statement is filed with the SEC, at the time the Proxy Statement is mailed to the shareholders of the Company, and at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Holdco, Holdco II, Merger Subsidiary or any of their respective Representatives for use or incorporation by reference therein.

Section 4.10.         Absence of Certain Changes.

(a)            Since the Company Balance Sheet Date through the date of this Agreement, there has not been any event, occurrence, development of a state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Since the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(b)(i), Section 6.01(b)(ii), Section 6.01(b)(iv), Section 6.01(b)(v), Section 6.01(b)(vi), Section 6.01(b)(vii), Section 6.01(b)(viii) (to the extent relating to indebtedness for borrowed money), Section 6.01(b)(x), Section 6.01(b)(xii), Section 6.01(b)(xiv), Section 6.01(b)(xvi) or, to the extent applicable to such sections, Section 6.01(b)(xix).

Section 4.11.         No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:  (a) liabilities or obligations disclosed, reflected or reserved against in the Company Balance Sheet; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.12.         Permits; Compliance with Laws.

(a)            The Company and each of its Subsidiaries has in effect all Permits which are material to the Company and its Subsidiaries taken as a whole, and necessary for them to conduct their business as presently conducted, and to own their properties, rights and assets, except for such Permits the absence of which would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries comply with all material terms and requirements of such Permits, all such Permits are valid and in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, invalidity, suspensions or cancellations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no Order, injunction, rule or order of any arbitrator or Governmental Authority, or any settlement agreement, consent order, memorandum of understanding or similar written agreement with any Governmental Authority, in each case that is outstanding against the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries have since July 1, 2022, complied with all Applicable Law relating to the Company and its Subsidiaries, including (i) all applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Authority, (ii) all Laws related to the collection, processing, possession, handling, clearance, settlement and/or remittance of funds, (iii) the rules and requirements of the Financial Industry Regulatory Authority, (iv) the Bank Secrecy Act of 1970 and its implementing regulations, (v) all Laws relating to money transmission or unclaimed property, (vi) the Electronic Fund Transfer Act and its implementing Regulation E, including the International Remittance Transfer Rule, (vii) the Gramm-Leach-Bliley Act and all federal regulations implementing such act and (viii) any other Applicable Law relating to bank secrecy, discriminatory lending, payments, money transmission, financing or leasing practices, consumer protection or money laundering prevention except for such non-compliance as would not be material to the Company and its Subsidiaries taken as a whole. Without limiting the foregoing, and except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries have since July 1, 2022 complied with all Anti-Money Laundering Laws applicable to their respective businesses and operations, including as a payment facilitator or independent sales organization under the Network Rules, which are either binding on the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries complies pursuant to contractual requirements, and maintains in effect written policies, procedures and internal controls reasonably designed to ensure compliance with the Anti-Money Laundering Laws, and has complied with such policies, procedures and internal controls in all material respects.

(c)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries in violation of the FCPA, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries in violation of the FCPA or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries.

(d)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, since July 1, 2022, the Company and its Subsidiaries have complied with and are not in default under (i) any applicable Network Rules which are either binding on the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries complies pursuant to contractual requirements and (ii) the Payment Card Industry Data Security Standard issued by the Payment Card Industry Security Standards Council, as may be revised from time to time. To the knowledge of the Company, no notice has been received by the Company or its Subsidiaries by any Governmental Authority, Payment Network or Sponsor Bank alleging a material violation of any Applicable Law, Payment Card Industry Data Security Standard or Network Rules which is pending or remains unresolved.

Section 4.13.         Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14.         Properties.

(a)            Neither the Company nor any of its Subsidiaries owns any real property. Section 4.14(a) of the Company Disclosure Letter sets forth a true and complete list of all material leased real property to which the Company or any of its Subsidiaries is a tenant, subtenant, occupant or sublessor as of the date of this Agreement (“Leased Real Property”). Each lease, sublease or other occupancy agreement with respect to the Leased Real Property (each a “Real Property Lease”) is valid and binding on the Company or its Subsidiary and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b)            The Company has made available to Parent prior to the date of this Agreement true and complete copies of each Real Property Lease. Except as would not have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of the other parties thereto, is in breach of or default under any Real Property Lease and, to the knowledge of the Company, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a breach or default under any Real Property Lease. The Company and its Subsidiaries are not parties to any written or oral sublease, license, occupancy agreement or other Contract of any kind that grants to any other Person the right to use or occupy any Leased Real Property. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have not received written notice of any pending and, to the knowledge of the Company, there is no pending or threatened condemnation, eminent domain, taking or similar proceeding affecting any Leased Real Property or any portion thereof.

(c)            The Company and its Subsidiaries have good, valid and marketable title to, or leases and have a valid leasehold interest in, all of the assets, properties, fixtures, equipment (and components thereof) and interests in properties (tangible or intangible) reflected as being owned or leased to the Company or its Subsidiaries in the Company Balance Sheet or acquired after the Company Balance Sheet Date (including a valid leasehold interest in all Leased Real Property), free and clear of all Liens, except (i) for Permitted Liens, (ii) for assets disposed of in the ordinary course of business consistent with past practice after the Company Balance Sheet Date and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, such assets, properties, fixtures, equipment (and components thereof) and interests in properties (tangible and intangible) include all assets, properties and interests in properties (tangible and intangible) necessary to enable the Company and its Subsidiaries to carry on their respective businesses as presently conducted. All tangible personal property used by the Company or its Subsidiaries in the operation of their respective business is in reasonably good condition and repair, subject to reasonable wear and tear considering the age and ordinary course of use of such property.

Section 4.15.         Intellectual Property.

(a)            The Company or one of its Subsidiaries has (i) sole and exclusive ownership interest in the Company Owned IP, and (ii) valid and enforceable rights, pursuant to a valid, written license agreement, to use all Company Licensed IP as the same is used by the Company and its Subsidiaries as presently conducted, in each case of (i) and (ii), free and clear of any Liens (other than Permitted Liens).

(b)            There are no legal disputes or claims pending or, to the knowledge of the Company, threatened in writing, alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Third Party by the Company or any of its Subsidiaries, or alleging that any Company Registered IP is invalid or unenforceable, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or its Subsidiaries has received any written notice since July 1, 2022 alleging, and to the knowledge of the Company, no Person has alleged, that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property right of any other Person.

(c)            None of the Company or its Subsidiaries have since July 1, 2022 infringed, misappropriated or otherwise violated, and is not currently infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claims alleging any of the foregoing have been made in writing against the Company or any of its Subsidiaries by any Person since July 1, 2022.

(d)            None of the Company or its Subsidiaries is aware that any Company Owned IP is currently, or has since July 1, 2022, infringed, misappropriated or otherwise violated by any Third Party, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No such claims have been made in writing against any Person by the Company or any of its Subsidiaries since July 1, 2022.

(e)            Section 4.15(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all material Company Registered IP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) all Company Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable, (ii) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain the Company Registered IP and (iii) none of the issued Company Registered IP has been adjudged invalid or unenforceable.

(f)             The Company and its Subsidiaries take commercially reasonable steps to protect the Trade Secrets in the Company Owned IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality, except, in each case, where failures to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries has executed valid and enforceable written agreements with each of its current and former founders, employees and independent contractors who have developed, or currently develop any material Company Owned IP for or on behalf of the Company or such Subsidiary. To the knowledge of the Company, no Person to whom any such material Trade Secret has been so disclosed is in violation of any such agreement or has otherwise misappropriated any such material Trade Secret.

(g)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Open Source Software is or has been incorporated or otherwise used in connection with any Company Software or any products of the Company or any of its Subsidiaries, in each case, in a manner that requires the Company or any of its Subsidiaries to: (i) disclose or otherwise make available to any Person any source code included in the Company Software; (ii) license any Company Software for making modifications or derivative works; (iii) disclose or otherwise make available to any Person any Company Software for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing, any of its Patents or Patent applications. Each of the Company and its Subsidiaries currently complies in all material respects with the terms and conditions of all relevant licenses for Open Source Software used in the business of the Company and its Subsidiaries, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (A) neither the Company nor any of its Subsidiaries is a party to the any source code escrow agreement or otherwise obligated to provide to any Person (or escrow agent for the benefit of any Person) the source code for any Company Software, and (B) none of the source code or related materials for any Company Software is in escrow or under any obligation to be deposited in escrow.

Section 4.16.         Taxes.

(a)            All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all Applicable Laws, and all such material Tax Returns are true, correct and complete in all material respects.

(b)            The Company and its Subsidiaries have paid all material Taxes due and payable by them (whether or not shown as due on any Tax Return).

(c)            Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any income, franchise or other material Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(d)            There is no material claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened or contemplated against or with respect to the Company or its Subsidiaries in respect of any Tax. All deficiencies asserted or assessments made as a result of any claim, audit, action, suit, proceeding or investigation with respect to Taxes of the Company or any of its Subsidiaries have been fully paid or adequately reserved in accordance with GAAP.

(e)            The Company and its Subsidiaries have duly and timely withheld all Taxes that are required to be withheld with respect to amounts paid to their employees, agents, shareholders, contractors and other Third Parties and remitted such amounts to the proper Taxing Authorities.

(f)             There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(g)            During the last three years, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(h)            None of the Company or any of its Subsidiaries (i) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of Applicable Law) (other than an affiliated group of which the Company was the common parent corporation); or (ii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes) or otherwise.

(i)             Neither the Company nor any of its Subsidiaries has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b) of the Treasury Regulations.

(j)             Neither the Company nor any of its Subsidiaries is a party to or bound by, nor does the Company or any of its Subsidiaries have any obligation under, any Tax allocation, indemnity, sharing or similar agreement (other than an agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), nor does the Company or any of its Subsidiaries have any other obligation to pay or indemnify any other Person with respect to Taxes (other than pursuant to an agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes).

(k)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in accounting method or use of an improper accounting method prior to the Closing, (ii) “closing agreement” or similar agreement entered into prior to the Closing, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Applicable Law) entered into (in the case of an intercompany transaction) or created (in the case of an excess loss account) prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received or deferred revenue realized prior to the Closing.

(l)             Neither the Company nor any of its Subsidiaries (i) is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any other Governmental Authority, (ii) has executed or entered into a “closing agreement” described in Section 7121 of the Code (or any similar provision of Applicable Law), or (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(m)           For purposes of this Section 4.16, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or such Subsidiary.

Section 4.17.         Employee Benefit Plans.

(a)            Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each material Employee Plan. “Employee Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA and each other material employment, severance or other Contract, plan, practice, arrangement or policy providing for compensation, bonuses, commissions, change in control, employee loan, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), whether or not subject to ERISA, which is maintained, administered, sponsored, or contributed to by the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries has any director or indirect liability, other than any plan, policy, program, arrangement or understanding maintained by a Governmental Authority or mandated by Applicable Law. The Company has delivered the following documents to Parent with respect to each Employee Plan that is material to the Company, to the extent applicable: (i) correct and complete copies of the documents embodying such Employee Plan, including all plan documents, trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto and other material communications to service providers of the Company regarding the Employee Plan, if any, (iii) all Internal Revenue Service (“IRS”) or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (iv) the most recent annual report (Form Series 5500 and all schedules and audited financial statements attached thereto), actuarial or other valuation reports and (v) all non-discrimination testing results for the most recent plan year.

(b)            Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained, contributed to, or had any liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c)            Each Employee Plan that is intended to be qualified under Section 401(a) of the Code does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt, or, in the case of a preapproved plan, the underlying preapproved plan has received a favorable advisory or opinion letter from the IRS, and, to the knowledge of the Company, no revocation of such Employee Plan’s tax-qualified status has been threatened in writing by any Governmental Authority.

(d)            (i) Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations including ERISA and the Code, which are applicable to such Employee Plan in all material respects, (ii) no “prohibited transaction”, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan which could reasonably be expected to result in material liability to the Company or its Subsidiaries and (iii) all contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the date of this Agreement to or with respect to the Employee Plans have been timely made or accrued.

(e)            Except as required by Applicable Law or expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, to the extent such other event standing alone would not by itself trigger such benefit) (i) entitle any current or former employee, director or natural person independent contractor of the Company or any of its Subsidiaries to any payment, benefits, forgiveness of indebtedness, vesting or distribution, or (ii) accelerate the time of payment or vesting or trigger any funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan, or (iii) limit the right to merge, amend or terminate any Employee Plan (except any limitations imposed by Applicable Law, if any) or (iv) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code. The Company has no obligation to provide, and no Employee Plan or other agreement provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(f)             Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except (i) benefits in the nature of severance pay with respect to one or more of the Employee Plans identified on Section 4.17(a) of the Company Disclosure Letter, or (ii) coverage or benefits as required under Section 4980B of the Code or any other Applicable Law.

(g)            Except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no action, suit, claim, investigation, audit or proceeding pending against or, to the knowledge of the Company, threatened against, any Employee Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Plan with respect to the operation thereof, before any Governmental Authority, other than routine claims for benefits, and to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits, claims, audits, inquiries, proceedings or lawsuits. No event has occurred, and to the knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other laws.

(h)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Employee Plan that is maintained outside the United States primarily for the benefit of Persons who are nonresident aliens: (i) if required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (ii) if intended to receive favorable Tax treatment under applicable Tax laws has been qualified or similarly determined to satisfy the requirements of such Tax laws; (iii) is not a defined benefit plan (as defined in Section 3(35) of ERISA, whether or not subject to ERISA); and (iv) to the extent required to be funded, has no material unfunded or underfunded liabilities.

Section 4.18.         Labor and Employment Matters.

(a)            Neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement and there are no labor unions, labor organizations or works councils representing any employee of the Company or any of its Subsidiaries. There is no, and has not been since July 1, 2022, any (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) recognition or certification proceeding brought by a labor union, works council or similar labor organization before the National Labor Relations Board or similar Governmental Authority or any activity to organize any employees of the Company or any of its Subsidiaries or (iii) lockout, strike, concerted slowdown, concerted work stoppage or, to the knowledge of the Company, threat thereof by or with respect to such any employees of the Company or any of its Subsidiaries.

(b)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the Company is in compliance with all Applicable Laws respecting employment, including those relating to discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as natural person independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and the WARN Act.

(c)            All employees of the Company or any of its Subsidiaries who work in the United States are authorized and have appropriate documentation to work in the United States, except for such lack of authorization and documentation as would not be material to the Company and its Subsidiaries, taken as a whole. Since July 1, 2022, neither the Company nor any of its Subsidiaries have been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement, or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company or any of its Subsidiaries, except for such investigations as would not be material to the Company and its Subsidiaries, taken as a whole.

(d)            There are no claims, disputes, grievances, controversies, agency charges, administrative proceedings, formal discrimination complaints or, to the knowledge of the Company, investigations pending or, to the knowledge of the Company, threatened involving any employee or group of employees in their capacity as an employee of the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e)            Since July 1, 2022, (i) no allegations of sexual harassment or sexual misconduct have been made against any current or former director (in his or her capacity as such), officer, or manager of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to such allegations. The Company and its Subsidiaries have investigated all reported employment discrimination and sexual harassment allegations against, any employee and taken appropriate corrective action.

Section 4.19.         Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and as are customary in all material respects for companies of a similar size in the same or similar lines of business, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse or time or both, would constitute a breach or default of any such insurance policy, (d) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse or time or both, would permit termination of any such insurance policy, (e) no claim for coverage pending under any such policies has been denied by an insurer and (f) neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible adjustment in the amount of the premiums payable with respect to any material insurance policy.

Section 4.20.         Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance, and have complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against the Company, which liability or obligation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.21.        Material Contracts.

(a)            Except for (x) this Agreement and (y) any Employee Plans, Section 4.21 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.21 under which the Company or any of its Subsidiaries is a party and bound by, in each case, as of the date of this Agreement (each, a “Material Contract”):

(i)           any Contract that (A) contains a provision that materially limits, curtails or restricts the ability of the Company or any of its Subsidiaries to compete or conduct activities in any geographic area or line of business with any Person or (B) includes any “most favored nation”, exclusive marketing, right of first refusal, first offer or first negotiation or other material exclusive rights of any type or scope, in each case, that is granted by the Company or any of its Subsidiaries to a Third Party (other than any such Contract which is terminable by the Company or any of its Subsidiaries on 30 days or less notice without any required material payment or other material conditions, other than the condition of notice);

(ii)          any Contract providing for indemnification of any officer, director or employee by the Company or its Subsidiaries with respect to service in such capacities, other than Contracts entered into on substantially the same form as the Company’s standard forms made available to Parent;

(iii)         each acquisition, minority investment, divestiture or disposition Contract providing for the acquisition, divestiture, disposition of, or minority investment in, a business or material assets or exclusive licensing agreement that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations), that would reasonably be expected to result in the Company or any of its Subsidiaries’ receipt or making of future payments in excess of $1,000,000;

(iv)         any Collective Bargaining Agreement;

(v)          any Contract under which (A) the Company or any of its Subsidiaries is granted any material license, sublicense, right, consent, or subscription (including a covenant not to be sued) with respect to any Intellectual Property of a Third Party (excluding (1) licenses for off-the-shelf computer software or software-as-a-service that are generally available to the Company or any of its Subsidiaries on commercial terms for a total cost of less than $250,000, (2) licenses for Open Source Software, (3) Contracts where any license of any Intellectual Property is incidental to the purpose of such Contract, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes, (4) Contracts with employees, contractors, and consultants entered into in the ordinary course of business, substantially in the form of the Company’s or any of its Subsidiaries’ forms of employee confidentiality and invention assignment agreement and contractor agreement, copies of which have been made available to Parent, and (5) nondisclosure agreements entered into in the ordinary course of business), or (B) any Third Party is granted any material license, sublicense, right, consent or subscription (including a covenant not to be sued) by the Company or any of its Subsidiaries with respect to any Company Owned IP (excluding (1) Contracts with customers entered into in the ordinary course of business, substantially in the form of the Company’s or any of its Subsidiaries’ form of customer agreement, copies of which have been made available to Parent, (2) non-exclusive licenses granted to service providers in the ordinary course of business for the sole purpose of providing services to the Company or any of its Subsidiaries, (3) Contracts where any license of any Intellectual Property is incidental to the purpose of such Contract, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes, (4) Contracts with employees, contractors, and consultants entered into in the ordinary course of business, substantially in the form of the Company’s forms of employee confidentiality and invention assignment agreement and contractor agreement, copies of which have been made available to Parent, and (5) nondisclosure agreements entered into in the ordinary course of business);

(vi)         any Contract providing for contributions of capital or any guaranty in an amount that is material to the Company and its Subsidiaries, taken as a whole (excluding (A) contributions made to the Company by its Subsidiaries and (B) any guaranty of performance entered into in the ordinary course of business consistent with past practice);

(vii)        any Contract with any Governmental Authority that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(viii)       each Contract entered into in connection with the settlement or other resolution of any action or proceeding (A) under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or (B) that involved or would reasonably be expected to involve payment by the Company or any of its Subsidiaries of more than $1,000,000 on or after the Company Balance Sheet Date;

(ix)         each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than investments in marketable securities in the ordinary course of business;

(x)           each Contract not otherwise described in any other subsection of this Section 4.21(a) pursuant to which the Company or any of its Subsidiaries is obligated to pay, or entitled to receive (for the benefit of the Company or any of its Subsidiaries), payments in excess of $2,500,000 in the 12-month period following the date of this Agreement, which cannot be terminated by the Company or such Subsidiary of the Company on less than 30 days’ notice without material payment or other material conditions, other than the condition of notice;

(xi)          any joint venture, joint development or legal partnership, or any strategic alliance, joint development or partnership agreement, that is material to the Company and its Subsidiaries, taken as a whole;

(xii)        each Contract relating to (1) outstanding indebtedness of the Company or the Subsidiaries of the Company for borrowed money, any indenture or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset), in each case in a principal amount of $1,000,000 or more, other than (A) Contracts solely among the Company and any Subsidiary of the Company and (B) accounts receivables and payables incurred by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and (2) any settlement facility;

(xiii)       any Contract relating to any interest rate, foreign exchange, derivatives or hedging transaction with a notional amount equal to or greater than $1,000,000; and

(xiv)       any “material contract” (as defined in Item 601(b)(4) or (10) of Regulation S-K under the Exchange Act, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K);

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract and, to the knowledge of the Company, no event or condition or circumstance has occurred that, with or without notice or lapse of time or both, would constitute any event of default thereunder.

(c)             True, correct and complete copies of each Material Contract have been made available by the Company to Parent.

Section 4.22.         Data Protection.

(a)             As of the date of this Agreement, each of the Company and its Subsidiaries are in material compliance with all Data Protection Requirements. Neither the Company nor any of its Subsidiaries has received since July 1, 2022 any written notice of any claims, charges, investigations or regulatory inquiries related to or alleging the violation by the Company or any of its Subsidiaries of any Data Protection Requirements except for any violation that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since July 1, 2022, there have been no material security breaches, unauthorized access to, use or disclosure of or other material adverse events or incidents related to any Personal Data Processed by or on behalf of the Company or any of its Subsidiaries. Since July 1, 2022, the Company and its Subsidiaries have not provided or been legally required under applicable Data Protection Laws to provide any notice to any person in connection with an unauthorized disclosure of Personal Data owned or controlled by the Company or any of its Subsidiaries.

(b)            Since July 1, 2022, to the knowledge of the Company, no third party has gained unauthorized access to or misused any computers, software, servers, networks or other information technology assets owned or used by the Company or any of its Subsidiaries for operation in their respective businesses (“IT Assets”), in each case in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the business of the Company and its Subsidiaries that would be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (ii) a duty to notify any person except as would not reasonably be expected, individually or in the aggregate, to result in liability that is material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries take commercially reasonable steps and implement commercially reasonable safeguards designed to protect the performance, confidentiality, integrity and security of the IT Assets and from unauthorized access or any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of Software, data or other materials (“Malicious Code”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the IT Assets used by the Company or any of its Subsidiaries are (A) free from Malicious Code (B) have not, since July 1, 2022, experienced any material failure, outages, or malfunction, and (C) are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted.

(c)            The Company and its Subsidiaries have implemented and currently maintain reasonable and appropriate security procedures and practices, including technical and organizational safeguards, to protect the IT Assets and all Personal Data and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken commercially reasonable steps to ensure that any third party with access to any Personal Data collected by or on behalf of the Company or any of its Subsidiaries has implemented and maintains the same. To the knowledge of the Company, no third party has provided any Personal Data to the Company or any of its Subsidiaries in violation in any material respect of applicable Data Protection Laws.

(d)            The Company and its Subsidiaries are not subject to any contractual requirement or legal obligation that, following the Closing Date, would prohibit the Company and its Subsidiaries or Parent from Processing any Personal Data in the manner in which the Company and its Subsidiaries Processed such Personal Data prior to the Closing Date, except for any prohibition arising under any such contractual requirement or legal obligation that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.23.         Finders’ Fees.

(a)            Except for J.P. Morgan Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. Section 4.23(a) of the Company Disclosure Letter sets forth all agreements or other arrangements under which any fees, commissions or other amounts have been paid or may become payable in connection with the transactions contemplated hereby, and all indemnification or other agreements, related to the engagement of the Company’s investment bankers or brokers (the “Company Financial Advisor Agreements”), together with the aggregate amount of such fees, commissions or other amounts payable under each Company Financial Advisor Agreement. The Company has made available to Parent complete and correct copies of the Company Financial Advisor Agreements.

(b)            Section 4.23(b) of the Company Disclosure Letter sets forth all agreements or other arrangements under which any fees, commissions or other amounts have been paid or may become payable in connection with the transactions contemplated hereby, and all indemnification or other agreements, related to the engagement of the Company’s Representatives other than those set forth in Section 4.23(a) (the “Company Other Advisor Agreements”, and together with the Company Financial Advisor Agreements, the “Company Advisor Agreements”), together with the aggregate amount of such fees, commissions or other amounts payable under each Company Other Advisor Agreement. The Company has made available to Parent complete and correct copies of the Company Other Advisor Agreements.

Section 4.24.         Opinion of Financial Advisor

. J.P. Morgan Securities LLC, the Company’s financial advisor, has delivered to the Company Board its opinion (to be confirmed in writing), to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than Parent and its Affiliates). A true, correct and complete written copy of such opinion will be delivered promptly following the date of this Agreement to Parent for informational purposes only. Parent, on behalf of itself and its officers, directors and Affiliates, agrees and acknowledges that such written opinion is being furnished to Parent solely for informational purposes and none of Parent, its officers, directors and Affiliates may rely on such written opinion for any purpose.

Section 4.25.         Antitakeover Provisions. Assuming the accuracy of the representation in the last sentence of Section 5.10, the Company Board has taken all actions to ensure that the restrictions on business combinations set forth in Chapter 25 of Pennsylvania Law are not applicable to this Agreement, the Voting Agreements, the Merger and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 4.26.         Trade Laws. Neither the Company or any of its Subsidiaries, nor any of their respective owners, directors, officers, employees, agents, or any other Person acting for or on behalf of the Company or any of its Subsidiaries is a Person with whom transactions are prohibited or limited under any economic sanctions laws, rules, or regulations, including those administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or His Majesty’s Treasury. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and at all times during the last five years have been, in compliance with all applicable Trade Laws, and there are no pending or, to the knowledge of the Company, threatened claims concerning any potential liability of the Company or its Subsidiaries with respect to any applicable Trade Laws or any applicable export licenses.

Section 4.27.      Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

Article 5
Representations and Warranties of Parent, Holdco, Holdco II and Merger Subsidiary

Parent, Holdco, Holdco II and Merger Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.01.         Corporate Existence and Power.

(a)            Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Holdco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Holdco II is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)            Each of Parent, Holdco, Holdco II and Merger Subsidiary has all limited liability company or corporate powers, as applicable, and all Permits required to carry on its business as currently conducted, except for those Permits, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Holdco. Holdco owns beneficially and of record all of the outstanding capital stock of Holdco II. Holdco II owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

(c)            Parent has made available to the Company complete and correct copies of the certificate of formation and operating agreement or articles of incorporation and bylaws, as applicable, of Parent, Holdco, Holdco II and Merger Subsidiary, each as currently in effect.

Section 5.02.         Corporate Authorization. The execution, delivery and performance by Parent, Holdco, Holdco II and Merger Subsidiary of this Agreement and the consummation by Parent, Holdco, Holdco II and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent, Holdco, Holdco II and Merger Subsidiary and have been duly authorized by all necessary limited liability company or corporate action, as applicable. This Agreement has been duly executed and delivered by Parent, Holdco, Holdco II and Merger Subsidiary and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent, Holdco, Holdco II and Merger Subsidiary, enforceable against each of Parent, Holdco, Holdco II and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.         Governmental Authorization. The execution, delivery and performance by Parent, Holdco, Holdco II and Merger Subsidiary of this Agreement and the consummation by Parent, Holdco, Holdco II and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than, assuming the accuracy of the representations and warranties of the Company in Section 4.03 (a) the filing of the Statement of Merger with the Department of State of the Commonwealth of Pennsylvania and the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.       Non-contravention. The execution, delivery and performance by Parent, Holdco, Holdco II and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent, Holdco, Holdco II and Merger Subsidiary of the transactions contemplated hereby, including the Merger, do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of formation, operating agreement, articles of incorporation or bylaws, or other equivalent organizational document, as applicable, of Parent, Holdco, Holdco II or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.         Disclosure Documents. The information supplied by Parent, Holdco, Holdco II or Merger Subsidiary for inclusion in the Proxy Statement will not, on the date the Proxy Statement is filed with the SEC, at the time the Proxy Statement is mailed to the shareholders of the Company and at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives for use or incorporation by reference therein.

Section 5.06.         Financing.

(a)            Parent is a party to and has accepted a fully executed commitment letter dated June 15, 2025 (together with all exhibits, annexes and schedules thereto, the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject only to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is referred to in this Agreement as the “Debt Financing”.

(b)            Parent has delivered to the Company true, complete and correct copies of the executed Debt Commitment Letter and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee, “flex” and other economic provisions that are customarily redacted in connection with transactions of this type and that could not in any event affect the availability, conditionality or enforceability of, or reduce the aggregate principal amount of, the Debt Financing.

(c)            As of the date of this Agreement, except as expressly set forth in the Debt Commitment Letter, there are no (i) conditions precedent to the obligations of the Financing Entities to provide the Debt Financing, or (ii) contractual contingencies that would permit the Financing Entities to reduce the aggregate principal amount of the Debt Financing, including any condition or other contingency relating to the amount or availability of the Debt Financing pursuant to any “flex” provision contained in the Debt Commitment Letter or any fee letters related thereto. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 9.01 and Section 9.02, (i) Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Debt Commitment Letter or any fee letters on or prior to the Closing Date or that the Debt Financing will not be available to Parent on the Closing Date and (ii) Parent does not have knowledge that any of the Lenders will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters or other agreements or other contracts of any kind relating to the Debt Commitment Letter that could adversely affect the availability, enforceability or conditionality of, or reduce the aggregate principal amount of, the Debt Financing contemplated by the Debt Commitment Letter.

(d)            The Debt Financing, when funded in accordance with the Debt Commitment Letter (including after giving effect to any “flex” provisions contained in any fee letter), together with other financial resources of Parent, Holdco, Holdco II and Merger Subsidiary, will provide Parent with cash proceeds on the Closing Date sufficient to enable Parent to perform all of Parent’s payment obligations under this Agreement, the Debt Commitment Letter and the other Transaction Documents, including (i) payment of the Merger Consideration in accordance with Article 2 and amounts payable to holders of shares of Preferred Stock pursuant to the Redemption in accordance with Section 8.09, (ii) all payments in respect of Company Options, Company RSUs, Company PSUs and Company Restricted Stock Awards pursuant to Article 2, (iii) the amounts required to pay off all amounts outstanding under the Credit Agreement and all other amounts identified in the Payoff Letter as of immediately prior to the Effective Time, (iv) all other payment obligations of Parent, Holdco, Holdco II and Merger Subsidiary required to be paid on the Closing Date pursuant to this Agreement and (v) all fees and expenses to be paid at the Closing by the Company in connection with the Merger (such amounts, collectively, the “Transaction Amounts”).

(e)            The Debt Commitment Letter constitutes the legal, valid, binding and enforceable obligation of Parent, and to the knowledge of Parent, of all the other parties thereto, in each case, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, and, as of the date of this Agreement, are in full force and effect. As of the date of this Agreement, (i) no event has occurred which (with or without notice, lapse of time or both) could constitute a breach by Parent of the terms of the Debt Commitment Letter and (ii) assuming the satisfaction of the conditions set forth in Section 9.01 and Section 9.02, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by it on a timely basis. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter or any related fee letter on or before the date of this Agreement. As of the date of this Agreement, the Debt Commitment Letter has not been modified, amended or altered and none of the commitments under the Debt Commitment Letter have been withdrawn or rescinded in any respect. As of the date of this Agreement, no modification of, or amendment to, the Debt Commitment Letter is currently contemplated (other than any customary modification or amendment solely to join additional lenders, arrangers, bookrunners or agents to the Debt Commitment Letter as contemplated thereunder, which joinders, individually and in the aggregate, could not reasonably be expected to prevent, impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement).

(f)            Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by or to Parent or any of its Affiliates or any other financing or other transaction be a condition to any of the obligations of Parent hereunder.

Section 5.07.         Solvency. Immediately after the Effective Time, assuming the satisfaction of conditions set forth in Section 9.01 and Section 9.02 and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) will be Solvent. No transfer of property is being made, and no obligation is being incurred by Parent, Holdco, Holdco II, Merger Subsidiary or their respective Subsidiaries in connection with the transactions contemplated by this Agreement or the other Transaction Documents, with the intent to hinder, delay or defraud either present or future creditors of Parent, Holdco, Holdco II, Merger Subsidiary, the Company or any of their respective Subsidiaries. As used herein, “Solvent” means, with respect to any Person, that, as of any date of determination, (a) the fair value of the assets of such Person exceeds such Person’s debts and liabilities, subordinated, contingent or otherwise, taken as a whole; (b) the present fair saleable value of the property of such Person is greater than the amount that would be required to pay the probable liability of such Person’s debts and other liabilities, subordinated, contingent or otherwise, taken as a whole, as such debts and other liabilities become absolute and matured; (c) such Person is able to pay such Person’s debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, taken as a whole; and (d) such Person does not have unreasonably small capital, taken as a whole, with which to conduct the business in which such Person is engaged as such business is then conducted.

Section 5.08.         Certain Arrangements. As of the date of this Agreement, other than this Agreement and the Voting Agreements, none of Parent or any of its Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any shareholder, director, officer, employee or other Affiliate of the Company or its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing; or (b) pursuant to which any (i) holder of capital stock of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration (or if applicable, the amounts payable to holders of Preferred Stock pursuant to Section 8.09) in respect of such holder’s shares of capital stock of the Company; (ii) holder of Company Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) shareholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Holdco, Holdco II, Merger Subsidiary or the Company to finance any portion of the Merger.

Section 5.09.        Litigation; No Order. There are no actions pending or, to the knowledge of Parent, Holdco, Holdco II, and Merger Subsidiary, threatened against Parent, Holdco, Holdco II, Merger Subsidiary or any of their respective Affiliates, other than any such action that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of Merger by Parent, Holdco, Holdco II or Merger Subsidiary, and neither Parent, Holdco, Holdco II nor Merger Subsidiary nor any of its Affiliates is a party to or subject to the provisions of any Order which would reasonably be expected to prevent or materially delay the consummation of Merger by Parent, Holdco, Holdco II or Merger Subsidiary.

Section 5.10.        Ownership of Company Securities. Parent and its Affiliates do not “beneficially own” (within the meaning of Regulation 13D promulgated under the 1934 Act) any shares of Company Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Company Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. None of Parent or its Affiliates is now, nor at any time within the last three years has been, an “interested shareholder” or an Affiliate of an “interested shareholder”, as such term is defined in Section 2538 of Pennsylvania Law.

Section 5.11.         No Vote of Parent Stockholders. No vote of the stockholders of Parent, Holdco or Holdco II or the holders of any other securities of Parent, Holdco or Holdco II (equity or otherwise) is required by any Applicable Law, the certificate of formation, operating agreement, certificate of incorporation or bylaws, or other equivalent organizational documents, as applicable, of Parent, Holdco or Holdco II or the applicable rules of any exchange on which securities of Parent are traded (if applicable), in order for Parent, Holdco or Holdco II to consummate the transactions contemplated hereby. The vote or consent of Holdco II, as the sole shareholder of Merger Subsidiary, is the only vote or consent of the capital stock of, or other equity interest in, Merger Subsidiary necessary to approve this Agreement and the Merger.

Section 5.12.        Operations of Holdco, Holdco II and Merger Subsidiary. Each of Holdco, Holdco II and Merger Subsidiary has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, each of Holdco, Holdco II and Merger Subsidiary will not have engaged in any other business activities and will not have incurred any liabilities or obligations other than as contemplated by this Agreement.

Section 5.13.        Finders’ Fees. Except for William Blair & Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Holdco, Holdco II, Merger Subsidiary or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Holdco, Holdco II, Merger Subsidiary or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Article 6
Covenants of the Company

Section 6.01.        Conduct of the Company.

(a)            Except (i) for matters set forth in Section 6.01 of the Company Disclosure Letter, (ii) as expressly contemplated by this Agreement, (iii) as required by Applicable Law or (iv) with the prior written consent of Parent, from and after the date of this Agreement and prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice in all material respects and to (A) preserve intact its present business organization in all material respects, (B) keep available the services of its directors, officers and key employees and (C) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any subsection of Section 6.01(b) shall be deemed to be a breach of this Section 6.01(a) unless such action would constitute a breach of Section 6.01(b).

(b)            Without limiting the generality of Section 6.01(a), except (i) for matters set forth in Section 6.01(b) of the Company Disclosure Letter, (ii) as expressly contemplated by this Agreement, (iii) as required by Applicable Law or (iv) with the prior written consent of Parent, between the date of this Agreement and the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

(i)           (A) amend the Company Charter or Company Bylaws, or (B) amend the comparable organizational documents of any Subsidiary of the Company, other than, with respect to clause (B), for any changes that would not be material;

(ii)          (A) split, combine or reclassify any shares of its capital stock or capital stock of any Subsidiary, (B) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent or the Company, or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (x) the withholding of shares of Company Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (y) as required by any Employee Plan with respect to Company Equity Awards outstanding as of the date hereof or granted after the date hereof and not in violation of this Agreement or (z) the Redemption Notice and the Redemption;

(iii)         (A) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than liens under applicable securities laws) or otherwise encumber or dispose of, any Company Securities or Company Subsidiary Securities, other than (v) the issuance of any shares of Company Stock upon the exercise or settlement of any Company Equity Awards in accordance with their terms on the date of this Agreement, (w) the issuance of shares of Company Stock as required by any Employee Plan as in effect on the date of this Agreement, (x) the issuance of any shares of Company Stock issuable upon conversion of Preferred Stock, (y) the issuance of any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company and (z) Permitted Liens on Company Subsidiary Securities or (B) amend any term of any Company Security or any Company Subsidiary Security;

(iv)         incur any capital expenditures or any obligations or liabilities in respect thereof other than as contemplated by the capital expenditure budget set forth in Section 6.01(b)(iv) of the Company Disclosure Letter;

(v)          adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries (other than reorganizations solely among Subsidiaries of the Company);

(vi)         acquire (by merger, amalgamation, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any Person or any equity interest in such Person, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries would exceed $1,000,000 individually or $4,000,000 in the aggregate, other than the Redemption;

(vii)        (A) sell, lease, transfer, license, sublicense, covenant not to assert, abandon, allow to lapse or expire, assign or otherwise dispose of or subject to any Lien (other than any Permitted Lien) or grant a Third Party any rights under or with respect to any (x) asset having a value in excess of $1,000,000 individually or $4,000,000 in the aggregate or (y) any material Company Owned IP, other than (1) transactions solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries, (2) non-exclusive licenses with respect to Intellectual Property in the ordinary course of business consistent with past practice or (3) with respect to immaterial or obsolete Intellectual Property, or (B) disclose any material Trade Secrets of the Company of any of its Subsidiaries (other than in the ordinary course of business to a Person bound by adequate confidentiality obligations);

(viii)       create, incur, assume or guarantee any indebtedness or issue any debt securities or guarantees of the same for any other indebtedness, except for (A) revolving borrowings under the Credit Agreement as in effect as of the date hereof, incurred in the ordinary course of business to satisfy trade payables, as permitted pursuant to the terms of the Credit Agreement as in effect as of the date hereof and which will be repaid in full at the Closing, (B) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice to the extent such indebtedness is in existence on the date of this Agreement or incurred in compliance with clause (A) of this Section 6.01(b)(viii) and (C) any indebtedness solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries;

(ix)         except in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement, (A) enter into any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract, (B) modify, amend or terminate any Material Contract or any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract or (C) waive, release, terminate, amend, renew or assign any material rights or claims of the Company or any of its Subsidiaries under any Material Contract or any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract;

(x)          except as required under the terms of any Employee Plan as in effect on the date of this Agreement, (A) increase or agree to increase the compensation or employee benefits payable or to become payable to any current or former employee, director or natural person independent contractor of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice with respect to adjustments to base salaries or base wages of employees or officers whose annualized cash compensation for the current calendar year is scheduled to be less than $250,000, (B) grant, take any action to accelerate, or modify the period of exercisability or vesting of, any equity compensation awards (C) establish, adopt, enter into or amend any Collective Bargaining Agreement, or recognize any union or other labor organization as a representative of any employee of the Company or its Subsidiaries, (D) hire (other than to fill an open position in the ordinary course of business) or terminate (other than for cause) any employee or natural person independent contractor whose annualized compensation is greater than $250,000, (E) establish, adopt, enter into, materially amend or terminate any Employee Plan or any plan, contract, policy or program that would be an Employee Plan if in effect as of the date of this Agreement or (F) grant or increase any transaction bonus, retention bonus, severance or termination pay to, or enter into any transaction bonus, retention bonus or severance agreement with, any of the Company’s or any of its Subsidiaries’ directors, officers, employees or natural person independent contractors;

(xi)        waive, release, assign, settle or compromise any action, suit or proceeding, except in an amount and for consideration paid by the Company or any of its Subsidiaries, in respect of any action, suit or proceeding or series of related actions, suits or proceedings, not in excess of $1,000,000 individually or $5,000,000 in the aggregate and, in each case, that would not impose any material restriction on the business of Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Closing other than with respect to Transaction Litigation, which shall be governed by Section 8.06;

(xii)         make any material change in any financial accounting principles, methods or practices or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

(xiii)        voluntarily terminate, cancel, amend or modify any material insurance coverage policy maintained by the Company or any of its Subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business consistent with past practice;

(xiv)       (A) make, change or revoke any material Tax election, (B) change (or request to change) any annual Tax accounting period, (C) adopt or change (or request to change) any method of Tax accounting, (D) amend or refile any Tax Return, (E) enter into any “closing agreement” for Tax purposes, (F) settle or compromise any Tax claim, audit, assessment or other Tax proceeding, (G) request or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes or any period within which an assessment or reassessment of Taxes may be issued, (H) file or make any requests for Tax rulings or special Tax incentives with any Governmental Authority, (I) prepare or file any Tax Return (or take any position thereon) in a manner inconsistent with past practice, (J) surrender any claim for a refund of Taxes or (K) fail to pay any material Tax when due;

(xv)         implement or announce any permanent plant closings or permanent facility shut downs that would implicate the WARN Act;

(xvi)       commence any material new line of business or discontinue any existing line of business;

(xvii)      enter into, adopt or authorize the adoption of any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan;

(xviii)     enter into any Contract or arrangement that would have been a Company Advisor Agreement if in effect as of the date hereof or amend any of the Company Advisor Agreements; or

(xix)        agree, authorize or commit to do any of the foregoing.

Section 6.02.         Company Shareholder Meeting. Commencing upon the initial submission to the SEC of the preliminary Proxy Statement in accordance with Section 8.02, the Company shall, on a bi-weekly basis, run a broker search for a deemed record date of 20 Business Days after the date of such search. Promptly following clearance of the Proxy Statement by the SEC, the Company shall (a) by resolutions of the Company Board, establish the earliest practicable record date for the Company Shareholder Meeting, (b) by resolutions of the Company Board, establish the earliest practicable date for a special meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of voting on the adoption of this Agreement in accordance with the Company’s organizational documents and Applicable Law and (c) solicit proxies to obtain the Company Shareholder Approval at the Company Shareholder Meeting. In connection therewith, the Company Board shall duly call, give notice of, convene and hold the Company Shareholder Meeting within 40 days after the definitive Proxy Statement is mailed to shareholders of the Company. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Shareholder Meeting after consultation with Parent, and if requested by Parent in writing, shall adjourn or postpone the Company Shareholder Meeting in compliance with Applicable Law (a) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by Applicable Law is provided to the Company’s shareholders, (b) if, as of the time for which the Company Shareholder Meeting is scheduled as set forth in the Proxy Statement, there are an insufficient number of shares of Company Stock present or represented by proxy at the Company Shareholder Meeting to constitute a quorum at such meeting, but only until there are a sufficient number of shares of Company Stock present or represented by proxy at the Company Shareholder Meeting to obtain such a quorum or (c) if as of the time for which the Company Shareholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to obtain Company Shareholder Approval, but only until there are a sufficient number of shares of Company Common Stock present or represented by proxy at the Company Shareholder Meeting to obtain the Company Shareholder Approval; provided that the Company Shareholder Meeting shall not be adjourned or postponed pursuant to the foregoing clauses (b) or (c) to a date that is more than 15 days after the date on which the Company Shareholder Meeting was originally scheduled without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided further that with respect to an adjournment or postponement pursuant to the foregoing clauses (b) or (c), the Company shall not change the record date for the Company Shareholder Meeting without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood and agreed, that if required by Applicable Law, the Company shall be entitled to change the record date for the Company Shareholder Meeting if such requirement by Applicable Law is unrelated to any adjournment or postponement pursuant to the foregoing clause (b) or (c)). Notwithstanding the foregoing, in the event the Company postpones or adjourns the Company Shareholder Meeting pursuant to the foregoing sentence, the Company shall reconvene and hold the Company Shareholder Meeting as promptly as reasonably practicable thereafter. Subject to Section 6.03, the Company Board shall (i) recommend the approval and adoption of this Agreement by the Company’s shareholders, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval and (iii) otherwise comply with Applicable Law.

Section 6.03.         No Solicitation.

(a)            From the date of this Agreement until the earlier of the Effective Time and valid termination of this Agreement, except as otherwise set forth in this Section 6.03, neither the Company nor any of its Subsidiaries or any of their respective officers, directors or financial advisors shall, and the Company and its Subsidiaries shall use its reasonable efforts to cause its and their other Representatives not to, directly or indirectly, (i) solicit, initiate, propose or take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to result in an Acquisition Proposal (each such inquiry, proposal or offer, an “Inquiry”), (ii) furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party or its Representatives, (iii) enter into, continue or otherwise participate or engage in any discussions or negotiations with, or otherwise knowingly cooperate or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party or its Representatives regarding any Acquisition Proposal or any Inquiry, (iv) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations under Pennsylvania Law or the Company Charter inapplicable to any Third Party (other than Parent, Holdco, Holdco II or Merger Subsidiary) or any Acquisition Proposal or (v) enter into, any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, option agreement, expense reimbursement agreement, joint venture agreement or other similar agreement), legally binding commitment or agreement in principle with respect to any Acquisition Proposal, in each case, other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.03(b), (any such agreement, a “Company Acquisition Agreement”); provided that notwithstanding the foregoing or anything to the contrary in this Agreement, the Company and its Subsidiaries and its and their Representatives shall enforce, and will not be permitted to waive, terminate or modify, any standstill provisions in any agreement with any Third Party to the extent such standstill provisions would prohibit such Third Party from making an Acquisition Proposal to the Company Board (or any committee thereof), unless (x) if requested by a Person party to such standstill solely to permit the applicable Person to make, on a confidential basis to the Company Board, an Acquisition Proposal conditioned upon such Person agreeing to compliance by the Company with this Section 6.03, the Company Board has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law and (y) if such determination in clause (x) is made, the Company provides prompt written notice to the Parent of the taking of such action. Without limiting the foregoing, it is understood that any action taken by any of the Company’s Subsidiaries or Representatives that would constitute a breach of this Section 6.03 if taken by the Company, shall constitute a breach by the Company of this Section 6.03. Notwithstanding anything to the contrary contained in this Section 6.03(a), the Company and its Representatives may direct any Third Party that has made Acquisition Proposal or an Inquiry to the restrictions of this Section 6.03.

(b)            Notwithstanding Section 6.03(a) to the contrary, if at any time prior to obtaining the Company Shareholder Approval, the Company receives an unsolicited, bona fide written Acquisition Proposal made after the date of this Agreement (and not withdrawn) from a Third Party that has not resulted from a material breach of this Section 6.03 the Company Board may, prior to obtaining the Company Shareholder Approval and subject to compliance with this Section 6.03(b), (x) furnish nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party or its Representatives and (y) engage in negotiations or discussions with such Third Party and its Representatives in response to such Acquisition Proposal, if and only if, (i) prior to taking any of the actions referred to in clauses (x) or (y) of this Section 6.03(b), (A) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such actions in clauses (x) or (y) of this Section 6.03(b) would be inconsistent with the directors’ fiduciary duties under Applicable Law; (C) the Company delivers to Parent written notice advising Parent that the Company intends to take such action, (D) the Company then receives from such Third Party an executed Acceptable Confidentiality Agreement (provided that a copy of each such Acceptable Confidentiality Agreement shall be provided to Parent within 24 hours of execution of such Acceptable Confidentiality Agreement) and (ii) no more than 48 hours after taking any of the actions referred to in clause (x) of this Section 6.03(b), the Company furnishes such non-public information to Parent (to the extent such nonpublic information has not been previously made available by the Company to Parent).

(c)            The Company shall promptly notify Parent (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of (i) any Acquisition Proposal made after the date of this Agreement and (ii) any written request made after the date of this Agreement for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party in connection with, or that, to the knowledge of the Company or any member of the Company Board, is considering making, or is reasonably likely to make after the date of this Agreement, an Acquisition Proposal, which written notice shall identify the relevant Third Party and, to the extent known or available, the material terms and conditions of, any such Acquisition Proposal (including any material changes or proposed changes thereto) and include copies of any proposed agreements, material documentation and other written materials, including relating to the financing thereof. Thereafter, the Company shall keep Parent reasonably informed, on a reasonably prompt and timely basis (but in no event later than 24 hours following receipt of applicable details by the Company), of the status and details of any such Acquisition Proposal (including any changes or proposed thereto), including providing copies of any revised agreements, written documentation or materials relating to such Acquisition Proposal, including relating to the financing thereof.

(d)            The Company Board shall not (i) (A) withdraw or withhold or (B) qualify, amend or modify (or publicly propose to fail to make, withdraw, withhold, qualify, amend or modify) in any manner adverse to Parent, the Company Board Recommendation (any of the foregoing in this clause (i), an “Adverse Recommendation Change”), (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) recommend, adopt, endorse, approve or otherwise declare advisable or publicly propose to recommend, adopt, endorse or approve or otherwise declare advisable any Acquisition Proposal, (iv) cause or permit the Company or any of its Subsidiaries to execute or enter into, any Company Acquisition Agreement, (v) fail to reaffirm the Company Board Recommendation, or fail to reaffirm its determination that the Merger and the other transactions contemplated hereby are in the best interests of the Company stockholders, in each case within five Business Days after Parent reasonably requests in writing that such recommendation or determination be reaffirmed (or, if earlier, by the fifth Business Day prior to the then-scheduled Company Shareholder Meeting) (provided that Parent may make such request only once with respect to any given Acquisition Proposal, unless such Acquisition Proposal is subsequently amended, modified or adjusted in any material respect (including any revision in price), in which case Parent may make such request once each time such amendment, modification or adjustment is made), (vi) submit to the Company stockholders for approval or adoption any Acquisition Proposal or Contract relating to an Acquisition Proposal, (vii) fail to publicly announce, within ten Business Days after an Acquisition Proposal structured as a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer, (viii) fail to issue, within three Business Days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal or (ix) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations under Pennsylvania Law or the Company Charter inapplicable to any Third Party or any Acquisition Proposal (any of the foregoing in clauses (ii) through (ix), a “Triggering Event”); provided that the Company shall be entitled to effect an Adverse Recommendation Change only pursuant to Section 6.03(e) or Section 6.03(f).

(e)            Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Shareholder Approval, the Company Board may, in response to a Superior Proposal, (x) make an Adverse Recommendation Change and/or (y) terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal in accordance with Section 10.01(d)(i), if, and only if (i) the Company has received an unsolicited bona fide written Acquisition Proposal made after the date of this Agreement that has not been withdrawn and did not result from a material breach of the obligations set forth in Section 6.03, (ii) the Company Board determines in good faith, after consultation with outside counsel and its financial advisors (A) that such Acquisition Proposal constitutes a Superior Proposal and (B) in light of such Superior Proposal, and absent any further revisions to the terms and conditions of this Agreement, that the failure to take the actions set forth in clauses (x) or (y) above, as applicable, would be inconsistent with the directors’ fiduciary duties under Applicable Law, (iii) the Company promptly notifies Parent in writing (the “SP Notice”) at least four Business Days before taking such action, that the Company intends to take such action, which SP Notice attaches the most current unredacted version of any proposed Company Acquisition Agreement (provided that, with respect to any debt commitment letter delivered in connection herewith, applicable fee letters may be provided in the same redacted form if such letters are received by the Company in such redacted form) and a reasonably detailed summary of all material terms and conditions of such Superior Proposal and the identity of the Third Party making such Superior Proposal and states that the Company Board has determined in good faith, after consultation with its financial advisors and outside counsel, that failure to take the actions set forth in clauses (x) or (y) above, as applicable, would be inconsistent with the directors’ fiduciary duties under Applicable Law, and that the Company Board intends to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.01(d)(i) absent revisions to the terms and conditions of this Agreement that would cause such Acquisition Proposal to cease to constitute a Superior Proposal (it being understood that the SP Notice in and of itself shall not constitute an Adverse Recommendation Change for purposes of this Agreement unless an Adverse Recommendation Change has otherwise occurred), (iv) if requested by Parent, during such four Business Day period, the Company and its Representatives shall have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Superior Proposal so that such Acquisition Proposal ceases to constitute a Superior Proposal (it being understood that any material revision to the terms of a Superior Proposal, including any revision in price, shall require a new SP Notice from the Company to Parent of any such material revision and cause such notice period to be extended to ensure that at least three Business Days remain in such notice period subsequent to the time the Company notifies Parent of any such material revision, and that such notice period may be extended multiple times), the intent and purpose of which is to amend this Agreement in such a manner that obviates the need the actions set forth in clauses (x) or (y) above, as applicable, (v) the Company Board has considered in good faith any revisions to the terms of this Agreement proposed by Parent in writing as a result of the negotiations required by clause (iv) or otherwise, (v) following the end of such period, the Company Board, after discussions with the Company’s financial advisors and outside legal counsel, determines in good faith, taking into account any revisions to the terms and conditions of this Agreement proposed by Parent in writing as a result of the negotiations required by clause (iv) or otherwise, that such Acquisition Proposal continues to constitute a Superior Proposal such that the Company Board’s failure to take the actions set forth above would be inconsistent with the directors’ fiduciary duties under Applicable Law. After delivery of any written notice pursuant to this Section 6.03(e) and until the valid termination of this Agreement in accordance with its terms, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Superior Proposal.

(f)            Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Shareholder Approval, the Company Board may, in response to an Intervening Event, make an Adverse Recommendation Change; provided, however, that the Company Board shall not be entitled to effect such an Adverse Recommendation Change until (i) the Company shall have given Parent at least four Business Days’ prior written notice in advance of any meeting of the Company Board at which the Company Board will consider whether the Intervening Event requires the Company Board to take such action, specifying the date and time of such meeting and specifying the reasons therefor, which notice shall include a reasonably detailed description of the facts relating to the applicable Intervening Event (it being understood that this notice itself shall not constitute an Adverse Recommendation Change for purposes of this Agreement), (ii) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure of the Company Board to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, (iii) following such meeting, the Company provides to Parent written notice (the “IE Change Notice”) to the effect that the Company Board has determined in good faith, after consultation with its financial advisors and outside counsel, that the Company Board proposes to effect an Adverse Recommendation Change absent any revision to the terms and conditions of this Agreement (it being understood that the IE Change Notice in and of itself shall not constitute an Adverse Recommendation Change for purposes of this Agreement unless an Adverse Recommendation Change has otherwise occurred); (iv) during the four Business Day period following the date on which such IE Change Notice is delivered to Parent (it being understood and agreed that each material development with respect to an Intervening Event shall require a new IE Change Notice from the Company to Parent of any such material development and cause such notice period to be extended to ensure that at least three Business Days remain in the notice period subsequent to the time the Company notifies Parent of any such material development, and that the notice period may be extended multiple times), the Company shall and shall cause its Representatives to, if requested by Parent, negotiate in good faith with Parent, to make adjustments to the terms and conditions of this Agreement in a manner that obviates the need for such Adverse Recommendation Change, (v) the Company Board has considered in good faith any revisions to the terms of this Agreement proposed by Parent in writing as a result of the negotiations required by clause (iv) or otherwise and (vi) following the end of such period, the Company Board, after consultation with the Company’s financial advisors and outside legal counsel and taking into account any revisions to the terms and conditions of this Agreement proposed by Parent in writing as a result of the negotiations required by clause (iv) or otherwise, shall have determined in good faith that the failure of the Company Board to make such an Adverse Recommendation Change in response to such Intervening Event still would be inconsistent with the directors’ fiduciary duties under Applicable Law.

(g)            The Company, its Subsidiaries and their respective officers, directors and financial advisors shall, and the Company and its Subsidiaries shall cause their other Representatives engaged in connection with the transactions contemplated hereby to, cease immediately and cause to be terminated any and all existing activities, solicitations, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal or Inquiry. The Company shall immediately terminate access by any Third Party to any data room and promptly request each Third Party that has executed a confidentiality agreement prior to the date of this Agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information furnished to such Third Party prior to the date of this Agreement by or on behalf of it or any of its Subsidiaries.

(h)            Nothing contained in this Section 6.03 shall prohibit the Company or the Company Board from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the 1934 Act (or any similar communication to the shareholders of the Company in connection with the making or amendment of a tender offer or exchange offer), (ii) making any disclosure to the shareholders of the Company that is required by Applicable Law or Nasdaq or (iii) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the 1934 Act, including, in each case, such disclosures that contain a factually accurate statement by the Company or the Company Board (or a committee thereof) that states that the Company has received an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the provisions of this Agreement applicable with respect thereto; provided, however, that any such disclosure shall constitute an Adverse Recommendation Change if the Company Board fails to expressly and publicly reaffirm the Company Board Recommendation in such public disclosure.

Section 6.04.         Access to Information.

(a)            From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, and subject to Applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of its Subsidiaries to, solely for purposes of consummating the Merger and the other transactions contemplated hereby or integration planning relating thereto, (i) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the employees, offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish reasonably promptly to Parent, its counsel, financial advisors, auditors and other authorized Representatives all information (financial or otherwise) as such Persons may reasonably request concerning the Company’s and its Subsidiaries’ business, properties and personnel and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in connection with the foregoing; provided that the Company shall not be required to afford such access or furnish such information if providing such access or furnishing such information would, in the Company’s good faith discretion, unreasonably disrupt the operations of the Company or any of its Subsidiaries or otherwise result in any unreasonable burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties; provided further that the Company shall provide Parent with written notice that it is withholding or otherwise not providing access to such information and shall cooperate in good faith with Parent to develop substitute arrangements to provide such access or furnish such information in a manner that does not unreasonably disrupt such operations or otherwise result in such a burden. Investigational activities pursuant to this Section 6.04 shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company or its Subsidiaries. No information or knowledge obtained in any review or investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement. All requests for access pursuant to this Section 6.04 must be directed to the Chief Legal Officer of the Company, or another person designated by the Company.

(b)            Notwithstanding the foregoing in this Section 6.04, the Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided under this Section 6.04 as “Outside Counsel Only Material”. Outside Counsel Only Material and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or other Representatives of the recipient unless express permission is obtained in advance from the Company or its legal counsel; provided, however, that, subject to any Applicable Law relating to the exchange of information, and in a manner that is not reasonably likely to waive any applicable legal privilege, the outside legal counsel receiving such information and documents may prepare one or more reports summarizing the results of any analysis of any such shared information and documents, and, may, with the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), disclose such reports, other summaries or aggregated information derived from such shared information and documents to Representatives of such outside legal counsel’s client. Notwithstanding anything to the contrary contained in this Section 6.04, materials provided pursuant to this Section 6.04 may be redacted (i) as necessary to comply with terms of any applicable confidentiality arrangements to which the Company or any of its Subsidiaries is a party (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure that does not result in a violation), and (ii) as necessary to address reasonable legal privilege concerns (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in such loss of any such attorney-client, attorney work product or other legal privilege).

(c)            Nothing in this Section 6.04 shall require the Company to permit any inspection, or to disclose to Parent and its Affiliates any information, (i) concerning Acquisition Proposals, which shall be governed by Section 6.03, (ii) regarding the deliberations of the Company Board or any committee thereof with respect to the transactions contemplated by this Agreement or any similar transaction or transactions with any other Person, the entry into the Agreement or any materials provided to the Company Board or any committee thereof in connection therewith (other than as contemplated in Section 8.02) or (iii) the disclosure of which would result in a violation of any Applicable Law, including federal or state securities, antitrust or privacy laws; provided that with respect to clause (iii) the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to, and use its reasonable best efforts to, cause such information (or portions of such information) to be provided in a manner that would not violate Applicable Law.

(d)            Parent will hold, and will cause its controlled Representatives and controlled Affiliates to, and use reasonable best efforts to cause its other Representatives and Affiliates to, hold, any nonpublic information, including any information exchanged pursuant to this Section 6.04 and Section 8.01, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 6.05.         Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps necessary to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.06.         Company Indebtedness. The Company shall, or shall cause its Subsidiaries to, deliver all notices of prepayment with respect to the loans outstanding under the Credit Agreement (contingent upon the occurrence of the Effective Time) and use reasonable best efforts to take all other actions required to facilitate at the Effective Time the termination of all commitments outstanding under the Credit Agreement, the repayment in full of all obligations outstanding thereunder, the release of all Liens securing such obligations and the release of all guarantees in connection therewith (the “Credit Agreement Termination”). Without limiting the generality of the foregoing, the Company and its Subsidiaries shall (a) use reasonable best efforts to deliver to Parent at least three Business Days prior to the Closing Date a draft payoff letter and release documentation and (b) deliver to Parent at least one Business Day prior to the Closing Date an executed payoff letter and related release documentation, in each case, with respect to the obligations under the Credit Agreement (the “Payoff Letter”), in form and substance reasonably satisfactory to Parent, from the agent under the Credit Agreement, which Payoff Letter and executed related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Credit Agreement relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness shall, upon the payment of the amount set forth in the Payoff Letter at the Effective Time, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 6.06 require the Company or any of its Subsidiaries to cause the Credit Agreement Termination to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or any of its Subsidiaries funds (or Parent has directed the Company or any of its Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Credit Agreement as set forth in the relevant Payoff Letter.

Section 6.07.         FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement and notice from the Company, dated as of the Closing Date, meeting the requirements of Treasury Regulation Sections 1.1445-2(c)(3)(i) and 1.897-2(h) and in form and substance reasonably satisfactory to Parent, certifying that shares of Company Stock are not, and have not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, U.S. real property interests within the meaning of Section 897 of the Code.

Section 6.08.        Third-Party Consents and Notices. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, the Company shall use commercially reasonable efforts to seek the consents of, or provide notice to, in each case as required by the applicable Contract, to each of the parties (other than the Company or any of its Subsidiaries) to the Contracts listed on Section 6.08 of the Company Disclosure Letter, it being understood and agreed that failure to obtain any such consent or provide any such notice shall not be considered a breach of this Section 6.08 for purposes of Section 9.02(a)(i).

Section 6.09.        Termination of the 401(k) Plan. At Parent’s request no later than ten Business Days prior to the Closing Date, effective immediately prior to, and contingent upon, the Closing, the Company shall terminate any cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “401(k) Plan”) maintained the Company and shall provide Parent with evidence that the 401(k) Plan(s) has been terminated (effective no later than immediately before the Closing) pursuant to resolutions of the Company Board.

Article 7
Covenants of Parent, Holdco, Holdco II and Merger Subsidiary

Parent, Holdco, Holdco II and Merger Subsidiary jointly and severally agree that:

Section 7.01.         Obligations of Holdco, Holdco II and Merger Subsidiary.

(a)            Parent shall take all action necessary to cause Holdco to perform its obligations under this Agreement and to cause Merger Subsidiary to consummate the Merger, subject to the terms and conditions set forth in this Agreement.

(b)            Holdco shall take all action necessary to cause Holdco II to perform its obligations under this Agreement and to cause Merger Subsidiary to consummate the Merger, subject to the terms and conditions set forth in this Agreement.

(c)            Holdco II shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger, subject to the terms and conditions set forth in this Agreement.

Section 7.02.         Indemnification and Insurance. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)            All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, an “indemnified representative” (as defined in the Company Bylaws) of the Company or any of its Subsidiaries (each, an “Indemnified Person”) as provided in the Company Charter and Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement, or other agreement containing any indemnification provisions, including any employment agreements, between such Indemnified Person and the Company or any of its Subsidiaries, in each case, made available to Parent, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person. For six years after the Effective Time, the Surviving Corporation and each of its Subsidiaries shall, and Parent will cause the Surviving Corporation and each of its Subsidiaries to, cause to be maintained in effect provisions in the articles of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding indemnification and exculpation from liability of, and advancement of expenses to, all Indemnified Persons that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company Charter and Company Bylaws and the organizational documents of each Subsidiary of the Company in existence on the date of this Agreement. From and after the Effective Time, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(b)            For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by Pennsylvania Law and any other Applicable Law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was an “indemnified representative” (as defined in the Company Bylaws) of the Company or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before, on or after the Effective Time, against any losses, Claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Claim to each Indemnified Person to the fullest extent permitted by Applicable Law upon receipt of any undertaking required by Applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim, in each case, in their capacity as an Indemnified Person. Neither Parent, Holdco, Holdco II nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification or advancement of expenses could reasonably be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim with no admission of liability with respect to such Indemnified Person or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent. Parent, Holdco, Holdco II and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could reasonably seek indemnification or advancement of expenses hereunder.

(c)            Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six years from and after the Effective Time with respect to any Claim related to any period or time at or prior to the Effective Time (including Claims with respect to the adoption of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the premium per annum payable for the D&O Insurance shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year (which amount is set forth in Section 7.02(c) of the Company Disclosure Letter) (such maximum amount, the “Maximum Tail Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company (or the Surviving Corporation, as the case may be) shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium.

(d)            If Parent, Holdco, Holdco II or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.02 (including this Section 7.02(d)).

(e)            The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the Company Charter and Company Bylaws or the governing documents of any of the Company’s Subsidiaries, under Pennsylvania Law or any other Applicable Law, under any contract or agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive the consummation of the Merger and are intended to benefit, and from and after the Effective Time shall be enforceable by, each Indemnified Person. From and after the Effective Time, the obligations of Parent, Holdco, Holdco II and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f)             The Surviving Corporation shall pay, and Parent shall cause the Surviving Corporation to pay, on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) incurred in good faith in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification; provided that such Person shall, prior to the receipt of any such advancements, undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable Order, that such Person is not entitled to indemnification.

Section 7.03.         Employee Matters.

(a)            With respect to employees of the Company or its Subsidiaries immediately before the Effective Time (each, a “Company Employee”), for a period of 12 months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates), Parent shall, or shall cause the Surviving Corporation to, provide (i) a base salary or wage rate and target cash incentive compensation opportunities each of which is no less favorable than those provided to the Company Employee immediately prior to the Effective Time and (ii) employee benefits (excluding equity or equity-based awards, retiree health and welfare benefits, transaction and retention benefits) that are substantially comparable in the aggregate to (x) those provided to the Company Employee immediately prior to the Effective Time and (y) those provided by Parent and its Affiliates to their similarly situated employees (either (x) or (y), at the Parent’s election).

(b)            Without limiting the generality of Section 7.03(a), during the greater of (i) the protection period provided in any employment agreement, as applicable, and (ii) the 12-month period following the Effective Time, if the employment of any Company Employee is terminated other than for “cause”, Parent shall, or shall cause the Surviving Corporation or any of its Affiliates to, provide severance benefits to such terminated Company Employee that are no less favorable than (A) at the election of Parent, either (i) the severance benefits provided under any Employee Plan under which the Company Employee was covered immediately prior to the Effective Time or (ii) the severance benefits to which similarly situated employees of Parent or its Affiliates would be eligible to receive under Parent’s or its Affiliates’ severance policies, plans or arrangements, and (B) for Company Employees employed outside the U.S., the severance benefits required under Applicable Law.

(c)            With respect to any employee benefit plan, including any funded or unfunded and qualified or nonqualified employee benefit plan or program, maintained by Parent, the Surviving Corporation or any of their Affiliates (including, but not limited to, any vacation, paid time-off, car policy, and severance plans (including those where statutory benefits rely upon service time)), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Employee Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates; provided, however, that such service need not be recognized to the extent that such recognition (i) would result in any duplication of benefits or apply to benefit accrual, (ii) is with respect to benefit accrual under any defined benefit pension plans or (iii) to the extent prior service is not credited to employees of Parent under such plans.

(d)            Parent shall use commercially reasonable efforts to waive, or shall cause the Surviving Corporation or any of its Affiliates to use commercially reasonable efforts to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate from and after the Effective Time. Parent shall use commercially reasonable efforts to recognize, or shall cause the Surviving Corporation or any of its Affiliates to use commercially reasonable efforts to recognize, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) under the applicable Employee Plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible, co-payment and out-of-pocket limitations under the relevant welfare benefit plans in which such Company Employee will be eligible to participate from and after the Effective Time.

(e)            Nothing in this Section 7.03 shall (i) create any right in any Person that is not a party to this Agreement, including the Company Employees (or any beneficiaries or dependents thereof) and any other employees, former employees, any participant in any Employee Plan or any beneficiary thereof, (ii) create any right to employment with Parent, Company, the Surviving Corporation or any of their Affiliates or any third party rights, benefits or remedies of any nature whatsoever, (iii) restrict in any way the rights of Parent, Company, the Surviving Corporation or any of their Affiliates to terminate such Persons’ services at any time for any reason or no reason, or (iv) be construed in any way as establishing, modifying or amending the provisions of an Employee Plan.

(f)            Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(g)            Prior to making any written or other material communications to the employees of the Company or the Company’s Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

Section 7.04.         Financing.

(a)            Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and shall use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter (or Permitted Other Terms) no later than the date upon which the Merger is required to be consummated pursuant to the terms hereof, including by (i) maintaining in full force and effect the Debt Commitment Letter and any Definitive Debt Financing Agreements (subject to replacement thereof in accordance with Section 7.04(b) or Section 7.04(c)), (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Debt Financing Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained therein or in any related fee letter) or on other terms acceptable to Parent that could not reasonably be expected to (A) reduce the aggregate amount of the Debt Financing (unless the aggregate amount of the Debt Financing, as so reduced, when taken together with any equity commitment available to Parent, Holdco, Holdco II and Merger Subsidiary, would be sufficient to fund the Transaction Amounts as and when due), (B) impose new or additional conditions precedent to the funding of the Debt Financing in a manner that would reasonably be expected to prevent, impede or materially delay the Closing, (C) prevent, impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement or (D) adversely affect the ability of Parent to enforce its rights against the other parties to such Definitive Debt Financing Agreements relative to the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date of this Agreement (such other terms that satisfy the foregoing requirements are referred to as “Permitted Other Terms”), (iii) satisfying on a timely basis all conditions to the funding of the Debt Financing set forth in the Debt Commitment Letter and the Definitive Debt Financing Agreements no later than at the Closing, (iv) consummating the Debt Financing at or prior to the Closing and (v) enforcing its rights under the Debt Commitment Letter in the event of a breach by the Financing Entities of the Debt Commitment Letter. Without limiting the generality of the foregoing, in the event that all conditions contained in the Debt Commitment Letter or any Definitive Debt Financing Agreement (other than the consummation of the Merger and the availability of any equity financing) and the conditions set forth in Section 9.01 and Section 9.02 have been satisfied, Parent shall use its reasonable best efforts to cause the applicable Financing Entities to comply with their respective obligations thereunder, including to fund the Debt Financing. Parent shall keep the Company informed in reasonable detail of the status of its efforts to arrange the Debt Financing and any other financing upon the written request of the Company and shall give the Company prompt written notice of (1) any breach by any party to the Debt Commitment Letter or Definitive Debt Financing Agreements of any material provision which Parent has become aware, (2) the expiration or termination in writing (or attempted or purported termination in writing, whether or not valid) of the Debt Commitment Letter, (3) any written or electronic (including email) notice or communication by any Financing Entity with respect to any actual or threatened breach, default (or allegation thereof), repudiation by any party to the Debt Commitment Letter or any Definitive Debt Financing Agreement or any refusal to provide, or stated intent that it will not provide, by any Financing Entity, the full amount of the Debt Financing contemplated by the Debt Commitment Letter for any reason or (iv) Parent’s good faith belief, for any reason, that it may no longer be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions described therein.

(b)            Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Company, (i) permit any amendment or modification to, or any waiver of any provision or remedy under, or replacement of, the Debt Commitment Letter or the Definitive Debt Financing Agreements if such amendment, modification, waiver or replacement (A) adds any new (or adversely modifies any existing) conditions to the funding of all or any portion of the Debt Financing in a manner that would reasonably be expected to prevent, impede or materially delay the Closing, (B) reduces the aggregate amount of the Debt Financing (unless the aggregate amount of the Debt Financing, as so reduced, when taken together with any equity commitment available to Parent, Holdco, Holdco II and Merger Subsidiary and/or cash otherwise available to Parent and/or the Company, would be sufficient to fund the Transaction Amounts as and when due), (C) adversely affects the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements, in each case, as so amended, modified or waived, relative to the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date of this Agreement or (D) could otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement or (ii) terminate the Debt Commitment Letter (other than upon the effectiveness of the applicable Definitive Debt Financing Agreement or as otherwise expressly permitted by Section 7.04(b) or Section 7.04(c)) or any Definitive Debt Financing Agreement; provided, however, that, notwithstanding the foregoing, Parent may make customary modifications or amendments solely to (x) join additional lenders, arrangers, bookrunners or agents to the Debt Commitment Letter as contemplated thereunder if the addition of such Persons, individually and in the aggregate, could not reasonably be expected to prevent, impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement (it being understood that the aggregate commitments of the Lenders party to the Debt Commitment Letter prior to such amendment or modification (but not the aggregate commitments thereunder, unless the aggregate amount of the Debt Financing under such commitments, as so reduced, when taken together with any equity commitment available to Parent, Holdco, Holdco II and Merger Subsidiary and/or cash otherwise available to Parent and/or the Company, would be sufficient to fund the Transaction Amounts as and when due) may be reduced in the amount of such additional party’s commitment) or (y) implement the “flex” provisions of the fee letter entered into in connection with the Debt Commitment Letter. Upon any such amendment, modification, waiver or replacement that is permitted in accordance with the provisions of this Section 7.04(b) or Section 7.04(c), the terms “Debt Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Debt Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended, modified, waived or replaced. Parent shall promptly deliver to the Company copies of any amendment, modification, waiver or replacement of the Debt Commitment Letter or the Definitive Debt Financing Agreements.

(c)            In the event that any portion of the Debt Financing becomes unavailable, or the Debt Commitment Letter or any of the Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded (other than as a result of a replacement permitted by Section 7.04(b)), regardless of the reason therefor, then Parent will (i) use reasonable best efforts to arrange and obtain, as promptly as practicable, from the same or alternative financing sources, alternative financing in an amount sufficient, together with any equity commitment available to Parent, Holdco, Holdco II and Merger Subsidiary, to fund the Transaction Amounts as and when due and (ii) promptly notify the Company of such unavailability and the reason therefor; provided that the obligation set forth in this Section 7.04(c) shall not require Parent to obtain debt financing on terms and conditions that are, when taken as a whole, less favorable to Parent (and, after the Closing, the Company) than the terms and conditions set forth in the Debt Commitment Letter as in effect on the date hereof (after giving effect to any “market flex” and/or similar provision); it being understood and agreed that in no event shall the obligations of Parent set forth in this Section 7.04(c) be construed to require Parent to (A) waive any term or condition of this Agreement, (B) pay fees, interest or other amounts that, taken as a whole, exceed the aggregate fees, interest and other amounts contemplated to be paid under the Debt Commitment Letter and any related fee letter as of the date of this Agreement, (C) incur debt with a shorter tenor than the Debt Financing contemplated by the Debt Commitment Letter in effect on the date of this Agreement, (D) agree to a financial covenant that is more restrictive than that set forth in the Debt Commitment Letter as of the date of this Agreement and/or (E) seek any additional equity financing or equity commitment. In the event any alternative financing is obtained in accordance with this Section 7.04(c) (“Alternative Financing”), references in this Agreement to the “Debt Financing” shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the “Debt Commitment Letter” and the “Definitive Debt Financing Agreements” shall also be deemed to refer to such commitment letter, related fee letter and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent pursuant to this Section 7.04 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Debt Financing. The foregoing notwithstanding, compliance by Parent with this Section 7.04 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by Parent or any of its respective Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement.

Section 7.05.         No Employment Discussions. Except as approved by the Company Board, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the Company Shareholder Approval has been obtained, Parent will not, and will cause its controlled Affiliates, and use reasonable best efforts to cause its other Affiliates, not to, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation or its Affiliates from and after the Effective Time, (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the consideration to which such individual is entitled pursuant to Article 2 in respect of such holder’s shares of Company Common Stock or Company Equity Awards or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Holdco, Holdco II, Merger Subsidiary, the Company or any of their respective Affiliates in connection with the Merger.

Section 7.06.         Holdco II Vote. Immediately following the execution and delivery of this Agreement, Holdco II, in its capacity as the sole shareholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with Delaware Law. Such consent will not be modified or rescinded.

Article 8
Covenants of Parent, Holdco, Holdco II, Merger Subsidiary and the Company

Section 8.01.         Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, such actions and to do, or cause to be done, such things as are necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing with any Governmental Authority as promptly as practicable after the date of this Agreement all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all Permits, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, in each case with respect to clauses (i) and (ii), subject to the parties’ obligations to cooperate pursuant to Section 8.01(b), (iii) defending or contesting any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

(b)            Each of Parent and the Company shall (i) make with respect to the transactions contemplated hereby an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable and advisable (and in any event within 20 Business Days after the date of this Agreement (unless otherwise mutually agreed in writing by the parties hereto)), (ii) coordinate on any filings to a Governmental Authority that are not related to Antitrust Laws (it being understood and agreed that no party hereto shall independently make any such filing without the other parties’ prior written consent), (iii) respond to at the earliest practicable date, any request for additional information, documents or other materials received by either of them or any of their respective controlled Affiliates from any Governmental Authority in respect of such filings and (iv) cooperate with each other in connection with any such filings (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing (with the exception of HSR filings and attachments thereto) and considering in good faith all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority with respect to any such filings. No party hereto shall independently participate in any pre-arranged formal meeting or substantive discussion, either in person, by videoconference, or by telephone, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties shall use reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 8.01(b) so as to preserve any applicable privilege. Notwithstanding anything to the contrary in this Section 8.01(b), each of Parent and the Company may limit access to materials shared with the other party to outside counsel (or outside antitrust counsel) only, and may withhold or redact materials provided to the other party: (x) to remove competitively sensitive information or information concerning valuation, (y) as necessary to comply with Applicable Law or contractual arrangements, and (z) as necessary to address reasonable attorney-client privilege or other privilege or confidentiality concerns. Parent shall pay all filing fees relating to the HSR Act.

(c)            Without limiting the generality of the foregoing, in connection with the efforts referenced in Section 8.01(a) and Section 8.01(b), Parent shall, and shall cause its controlled Affiliates, and their respective controlled Representatives to, use their reasonable best efforts to take such steps as are necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers that may be necessary or required by any Governmental Authority, so as to enable the consummation of the transactions contemplated by this Agreement by the End Date, including: (i) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by order, hold separate order, trust or otherwise, the sale, divestiture, license, disposition or hold separate of the assets or businesses of the Company or its Subsidiaries, or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of the Company or its Subsidiaries), and if the offer is accepted, taking or committing to take such action (collectively, a “Divestiture”); and (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Company or its Subsidiaries (collectively, a “Remedy”); provided that, notwithstanding anything to the contrary in this Section 8.01 or elsewhere in this Agreement, (A) no such Divestiture or Remedy shall be required if such Divestiture or Remedy would result in a Substantial Detriment, and (B) neither party shall be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the Effective Time. For purposes of the preceding sentence, a Remedy or Divestiture shall be deemed to result in a “Substantial Detriment” if such actions, considered individually or collectively, (w) for avoidance of doubt, involve any Divestiture or Remedy with respect to any asset or business of Parent, its Affiliates, or any of their Subsidiaries or Affiliates, (x) involve any Divestiture or Remedy with respect to any asset or business related to those set forth on Section 8.01(c) of the Company Disclosure Letter, (y) would be materially detrimental to the business, assets, or financial condition of the Company and its Subsidiaries, taken as a whole, or (z) would reasonably be expected to result in a reduction of the annual consolidated revenues of the Company of more than 12.5% (using the applicable fiscal year ended as of the Company Balance Sheet Date in determining (I) the expected reduction of the annual consolidated revenues of the Company and (II) whether the threshold set forth in this sentence is reasonably expected to be exceeded).

(d)            If any objections are asserted with respect to the consummation of the transactions contemplated by this Agreement by any Governmental Authority challenging the consummation of the transactions contemplated by this Agreement as violative of the HSR Act, Parent and the Company shall cooperate with one another and use their respective reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin the consummation of the transactions contemplated by this Agreement; and/or (ii) take such action as necessary to overturn any action by any Governmental Authority to block the consummation of the transactions contemplated by this Agreement, including by defending any action brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Applicable Law, Order or injunction (preliminary or permanent) that would restrain, prevent or delay the consummation of the transactions contemplated by this Agreement, or in order to resolve any such objections or challenge as such Governmental Authority may have under such Applicable Law, Order or injunction so as to permit the consummation of the transactions contemplated by this Agreement.

(e)            Parent and the Company shall jointly develop, cooperate with respect to, discuss, and implement the strategies, tactics, and process relating to applicable Antitrust Laws; provided that, in the event of any conflict or disagreement with respect to such matters, Parent shall, after considering in good faith the views and comments of the Company (and its counsel), direct the strategy, tactics, timing, and process relating to applicable Antitrust Laws, including negotiation of timing agreements.

Section 8.02.         Proxy Statement.

(a)            As promptly as reasonably practicable following the date of this Agreement (but in no event later than 20 Business Days following the date of this Agreement), the Company shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that the Company shall provide Parent and its counsel a reasonable opportunity to review the Company’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. The Company shall use reasonable best efforts to cause the Proxy Statement to comply with the applicable provisions of the Exchange Act and the rules and regulations thereunder and any other Applicable Law. Subject to Section 6.03, the Proxy Statement shall include the Company Board Recommendation.

(b)            As promptly as reasonably practicable following the earlier to occur of: (i) in the event the preliminary Proxy Statement is not reviewed by the staff of the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act and (ii) in the event the preliminary Proxy Statement is reviewed by the staff of the SEC, receipt of oral or written notification of the completion of the review by the staff of the SEC (such earlier date, the “Proxy Clearance Date”), the Company shall (A) notify Parent, promptly after it receives notice thereof, of the Proxy Clearance Date and (B) cause the Proxy Statement to be filed in definitive form with the SEC as promptly as practicable and cause the definitive Proxy Statement to be mailed to its shareholders in compliance with Applicable Law (and in no event later than five Business Days after the Proxy Clearance Date). Parent, Holdco, Holdco II and Merger Subsidiary shall use reasonable best efforts to furnish to the Company all information concerning Parent, Holdco, Holdco II and Merger Subsidiary as may be reasonably requested by the Company in connection with the Proxy Statement.

(c)            If the Company or Parent becomes aware that any information provided by such party and contained in the Proxy Statement shall have become false or misleading in any material respect, or that the Proxy Statement is required to be amended in order to comply with Applicable Law, then (i) the Company or Parent, as applicable, shall promptly inform the other party and (ii) each of the Company, Parent, Holdco, Holdco II and Merger Subsidiary shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented and in a form agreed to by Parent, to be filed with SEC and mailed to its shareholders, in each case as and to the extent required by Applicable Law and subject to the terms of this Agreement and the Company’s organizational documents.

(d)            The Company shall (i) as promptly as reasonably practicable after receipt thereof, provide Parent and its counsel with copies of any written comments or other correspondence, and advise Parent and its counsel of any oral comments or conversations, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Proxy Statement, (iii) provide Parent and its counsel a reasonable opportunity to review and comment on the Company’s proposed response to such comments and any supplement or amendment to the Proxy Statement prior to submission thereof and (iv) consider in good faith any comments reasonably proposed by Parent and its counsel. The Company shall use its reasonable best efforts to have the comments of the SEC (if any) on the Proxy Statement (and any supplement or amendment thereto) addressed to the satisfaction of the staff of the SEC as promptly as practicable.

Section 8.03.         Public Announcements. Parent and the Company have agreed to the text of a joint press release announcing the signing of this Agreement. Subject to Section 6.03, and unless and until an Adverse Recommendation Change that is not in breach of Section 6.03 has occurred, Parent and the Company shall not, and shall cause their respective controlled Affiliates not to, issue any press release, have any communication with the press (whether or not for attribution), make any other public statement or schedule any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or Nasdaq, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to receiving such consent; provided (a) no such consultation shall be necessary with respect to (i) any public statement in response to questions from the press, analysts, investors or those attending industry conferences, internal announcements to employees, and any other disclosures, so long as such statements, announcements or disclosures are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other parties), (ii) any actual legal proceeding between the Company or its Affiliates, on the one hand, and Parent, Holdco, Holdco II, Merger Subsidiary and their Affiliates, on the other hand or (iii) ordinary course communications regarding this Agreement and the transactions contemplated by this Agreement to existing or prospective general partners, limited partners, equity holders, members, managers and investors of any Affiliates of Parent, Holdco, Holdco II, Merger Subsidiary and their respective Affiliates, in each case, who are subject to customary confidentiality restrictions and (b) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal (including any “stop, look and listen” release), Superior Proposal or Adverse Recommendation Change, in each case, that is permitted by Section 6.03.

Section 8.04.         Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.         Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)            any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)            any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)            any Claims commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; and

(d)            any representation or warranty made in this Agreement becoming untrue or inaccurate such that the conditions set forth in Article 9 would not be satisfied or of any failure to comply with any covenant to be complied with under this Agreement such that the conditions in Article 9 would not be satisfied.

The failure to deliver any such notice shall not affect any of the conditions set forth in Article 9 or give rise to any right to terminate under Article 10.

Section 8.06.         Transaction Litigation. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall control the defense of any litigation brought by shareholders of the Company against the Company and/or its officers and/or directors relating to the transactions contemplated by this Agreement, including the Merger (such litigation, “Transaction Litigation”); provided, however, that the Company (a) shall promptly provide Parent with copies of all proceedings and correspondence relating to any Transaction Litigation and (b) shall give Parent the opportunity, at Parent’s sole cost and expense, to consult with the Company regarding the defense or settlement of any Transaction Litigation; provided that this Section 8.06 shall not give Parent the right to control such defense, and that the Company shall control such defense. Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, the Company and Parent shall not settle any Transaction Litigation without the prior written consent of Parent or the Company, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed, if, in connection with such settlement, (x) no equitable or injunctive relief is granted as part of such settlement and (y) to the extent such parties are named in such Transaction Litigation, such settlement includes an express, complete and unconditional release of the Company or Parent, as applicable, and its directors, officers, employees and agents with respect to all claims asserted in such Transaction Litigation to the extent applicable). Each of the Company and Parent shall, and shall cause their respective Subsidiaries and their and their respective Subsidiaries’ Representatives to, cooperate in the defense or settlement of any litigation contemplated by this Section 8.06.

Section 8.07.         Financing Cooperation.

(a)            Prior to the Effective Time, the Company agrees to, and shall cause its Subsidiaries to, provide all reasonable cooperation in connection with the arrangement of the Debt Financing of the type contemplated by the Debt Commitment Letter as in effect on the date of this Agreement, including to (v) furnish to Parent historical financial information regarding the Company required pursuant to the Debt Commitment Letter, (w) provide Parent, at least three Business Days prior to the Closing Date all documentation and other information with respect to the Company as shall have been reasonably requested in writing by Parent at least ten Business Days prior to the Closing Date that is required in connection with the Debt Financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as amended and the requirements of 31 C.F.R. §1010.230, (x) cause individuals who will continue as officers, directors or managers of the Company after the Closing to authorize, execute and deliver any loan agreements, notes, letters of credit, or other similar documentation reasonably required in connection with the Debt Financing and board or manager consents approving the Debt Financing (provided that all such authorization, execution and delivery shall be deemed to become effective only if and when the Closing occurs) and as are reasonably requested by Parent, (y) assist in the negotiation of definitive documentation and facilitating the pledging of collateral and the granting of liens or security interests (and the perfection thereof) as reasonably requested by Parent on behalf of the financing sources under the Debt Commitment Letter; provided that no such documentation, pledge, lien or security interest shall be effective until the Closing occurs and (z) execute a customary “solvency” certificate (provided that such execution and delivery shall be deemed to become effective only if and when the Closing occurs); provided that the Company and its Subsidiaries shall not be required to: (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses; (ii) commit to take any action that is not contingent upon the Closing; (iii) give any indemnities; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, it being understood and agreed that the actions enumerated in clauses (v) through (z) above do not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries; (v) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, this Agreement, the Company Charter, the Company Bylaws, any organizational document of the Company’s Subsidiaries, any Material Contract (including confidentiality provisions therein) or any Applicable Law; (vi) provide access to or disclose information which would result in waiving any attorney-client privilege, work product or similar privilege; (vii) prepare any pro forma financial statements or provide any information or assistance relating to (A) the proposed aggregate amount of the Debt Financing, assumed interest rates, dividends (other than those declared or paid prior to the Closing) and fees and expenses relating to the incurrence of the Debt Financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent; (viii) take any action which would contravene any position taken in any financial statements; or (ix) pay any commitment or other similar fee or incur any other cost or liability in connection with the Debt Financing prior to the Closing, except for any liabilities that are conditioned on the Closing having occurred. Nothing in this Section 8.07 will require the Company Board to adopt resolutions approving the agreements, documents or instruments pursuant to which the Debt Financing is obtained or pledge any collateral with respect to the Debt Financing prior to Closing.

(b)            Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company or its Subsidiaries in connection with the cooperation contemplated by Section 8.07(a), except to the extent that the same results directly from (i) the gross negligence, bad faith, fraud or willful misconduct of the Company or any of their Representatives, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) any material inaccuracy of any historical financial information furnished in writing by or on behalf of the Company for use in connection with the Debt Financing. The Company and its counsel shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any road shows or bank presentations conducted in connection with the Debt Financing, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent shall defend, indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing or any Alternative Financing and any information utilized in connection therewith (other than information provided by the Company expressly for use in connection therewith).

(c)            All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement.

(d)            The parties hereto acknowledge and agree that the provisions contained in Section 8.07(a) represent the sole obligation of the Company, its Subsidiaries and its and their respective Representatives with respect to cooperation in connection with the arrangement of any financing to be obtained by Parent with respect to the transactions contemplated by this Agreement and no other provision of this Agreement shall be deemed to expand or modify such obligations. Parent, Holdco, Holdco II and Merger Subsidiary each acknowledge and agree that obtaining any financing is not a condition to the Closing. For the avoidance of doubt, if the Debt Financing has not been obtained, Parent, Holdco, Holdco II and Merger Subsidiary shall continue to be obligated, until such time as this Agreement is validly terminated in accordance with its terms, to complete the transactions contemplated by this Agreement.

Section 8.08.        No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, Holdco, Holdco II or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 8.09.         Redemption of Preferred Stock.

(a)            On the date that is five Business Days prior to the Closing Date (or such other date as the Company and Parent may agree), the Company shall send, in accordance with the Company Charter and Applicable Law, written notice (the “Redemption Notice”), reasonably acceptable to Parent, of the Company’s redemption of all issued and outstanding shares of Preferred Stock to each record holder of such shares of Preferred Stock.

(b)            Immediately prior to the Effective Time, the Company shall effect the redemption of all shares of Preferred Stock issued and outstanding as of the Closing in accordance with the Company Charter and Applicable Law (the “Redemption”). Parent hereby covenants and agrees to provide (or to cause to be provided), immediately following the Effective Time, immediately available funds to the Company to pay the full amount to each former holder of Preferred Stock to which such former holder is entitled pursuant to the Company Charter in connection with the Redemption (the “Redemption Price”). Promptly thereafter, Parent shall cause the Surviving Corporation (or another Person) to pay or cause to be paid to each former holder of Preferred Stock the Redemption Price.

Section 8.10.         No Impeding Actions. Each of Parent, Holdco, Holdco II, Merger Subsidiary, and the Company agrees that, from the date of this Agreement to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent, Holdco, Holdco II, Merger Subsidiary and the Company to consummate the Merger or the other transactions contemplated under this Agreement.

Section 8.11.         Pre-Closing Structuring. Subject to Section 8.10, (i) Parent, Holdco or Holdco II may transfer all of a portion of the outstanding capital stock of, or other equity and voting interest in Holdco, Holdco II or Merger Subsidiary (in each case, to the extent held by such Person) to another wholly-owned direct or indirect Subsidiary of Parent or (ii) the parties hereto, may, upon mutual written agreement prior to the Effective Time, change the method or structure of effecting the transactions contemplated hereby, if and to the extent Parent deems such change to be necessary, appropriate and desirable and such change is not adverse to the Company, and in the case of either clause (i) or (ii), the parties hereto shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to effect any such change, including forming, or causing to be formed, new Subsidiaries and executing and causing to be delivered to any other party hereto such instruments and other documents as may be reasonably requested (including such amendments to this Agreement solely to the extent necessary in connection therewith).

Article 9
Conditions to the Merger

Section 9.01.         Conditions to the Obligations of Each Party. The obligations of the Company, Parent, Holdco, Holdco II and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or written waiver by each of the Company and Parent, if permissible under Applicable Law) of the following conditions:

(a)            the Company Shareholder Approval shall have been obtained;

(b)            no temporary restraining Order, or preliminary or permanent injunction issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger; and

(c)            (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, (ii) the consents to be obtained from any Governmental Authority set forth on Section 9.01(c) of the Company Disclosure Letter shall have occurred or been obtained and (iii) there shall not be in effect any voluntary agreement between Parent and any Governmental Authority related to any Antitrust Law pursuant to which Parent has agreed not to consummate the Merger for any period of time.

Section 9.02.         Conditions to the Obligations of Parent, Holdco, Holdco II and Merger Subsidiary. The obligations of Parent, Holdco, Holdco II and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or written waiver by Parent, if permissible under Applicable Law) of the following further conditions:

(a)            (i) the Company shall have performed or complied with, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Closing, (ii) (A) each of the representations and warranties of the Company contained in Section 4.10(a) shall be true in all respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing, (B) each of the representations and warranties of the Company contained in Section 4.01(a), Section 4.02, Section 4.05(e), Section 4.06(c), Section 4.23(a) and Section 4.25 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true in all material respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing, (C) each of the representations and warranties of the Company set forth in Section 4.05(a), Section 4.05(b) and Section 4.05(c) shall be true and correct in all but de minimis respects (relative to the total fully-diluted equity capitalization of the Company) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (D) each of the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of Closing Date as if made at and as of the Closing (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except, in the case of this clause (D), only such failures to be so true and correct as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) Parent shall have received a certificate signed by an executive officer of the Company certifying the satisfaction of the conditions set forth in clauses (i) and (ii); and

(b)            since the date of this Agreement there shall not have occurred a Material Adverse Effect, and no Effect shall have occurred or shall exist that, would reasonably be expected to have or result in, a Material Adverse Effect.

Section 9.03.         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or written waiver by the Company, if permissible under Applicable Law) of the following further conditions:

(a)            (i) each of Parent, Holdco, Holdco II and Merger Subsidiary shall have performed, in all material respects, all of its obligations hereunder required to be performed by each of them at or prior to the Closing, (ii) each of the representations and warranties of Parent, Holdco, Holdco II and Merger Subsidiary contained in Article 5 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for such failures to be so true and correct as would not have, or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (iii) the Company shall have received a certificate signed by an executive officer of Parent certifying the satisfaction of the conditions set forth in clauses (i) and (ii).

Section 9.04.         Frustration of Closing Conditions. Neither Parent, Holdco, Holdco II nor Merger Subsidiary, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Article 9 to be satisfied if such failure was caused by Parent’s, Holdco’s, Holdco II’s or Merger Subsidiary’s, on the one hand, or the Company’s, on the other hand, breach of its obligations under this Agreement.

Article 10
Termination

Section 10.01.       Termination. This Agreement may be validly terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption and approval of this Agreement by Holdco II as sole shareholder of Merger Subsidiary or, other than with respect to Section 10.01(c)(i), Section 10.01(c)(ii) or Section 10.01(d)(i), the shareholders of the Company):

(a)            by mutual written agreement of the Company and Parent;

(b)            by either the Company or Parent, if:

(i)            the Merger has not been consummated on or before June 15, 2026 or such later date as may be mutually agreed by Parent and the Company (such date, including any extension pursuant to this Section 10.01(b)(i) and any such later date as may be mutually agreed in writing by Parent and the Company, the “End Date”); provided that if, on such date, any of the conditions to the Closing set forth in (A) Section 9.01(c) or (B) Section 9.01(b) (if, in the case of clause (B), the Restraint relates to the matters set forth in Section 9.01(c)) shall not have been satisfied, but all other conditions set forth in Article 9 shall have been satisfied (or in the case of conditions that by their nature are to be satisfied at or immediately prior to the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) or waived, then the End Date shall be automatically extended to September 15, 2026 (or such later date as may be mutually agreed in writing by Parent and the Company), and such date, including such later date as may be mutually agreed in writing by Parent and the Company, shall become the End Date for purposes of this Agreement; provided further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement is the primary cause of the failure of the Merger to be consummated by the End Date (it being understood that Parent, Holdco, Holdco II and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso);

(ii)           if any Restraint shall be in effect permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such Restraint shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement is the primary cause of such Restraint (it being understood that Parent, Holdco, Holdco II and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(iii)          after the conclusion of the Company Shareholder Meeting (including any adjournment or postponement thereof) at which a final vote is taken on a proposal to adopt this Agreement, the Company Shareholder Approval shall not have been obtained;

(c)            by Parent:

(i)            prior to the receipt of the Company Shareholder Approval, if an Adverse Recommendation Change shall have occurred;

(ii)           prior to the receipt of the Company Shareholder Approval, if a Triggering Event shall have occurred; or

(iii)          if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02 not to be satisfied; provided that if such breach is curable by the End Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 10.01(c)(iii) prior to 30 days (or such shorter period of time as remains prior to the End Date, the shorter of such periods, the “Company Breach Notice Period”) following the Company’s receipt of written notice of breach from Parent and of Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c)(iii) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 10.01(c)(iii) with respect to such breach or failure to perform if such breach or failure to perform is curable by the End Date and is cured prior to the end of the Company Breach Notice Period; provided further that the right to terminate this Agreement pursuant to this Section 10.01(c)(iii) shall not be available to Parent if Parent’s breach of any provision of this Agreement would cause the condition set forth in Section 9.03 not to be satisfied (it being understood that Parent, Holdco, Holdco II and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(d)            by the Company:

(i)            prior to obtaining the Company Shareholder Approval, in accordance with, and subject to its compliance with the terms and conditions of, Section 6.03, in order to enter into a Company Acquisition Agreement to effect a Superior Proposal (with such Company Acquisition Agreement being entered into substantially concurrently with the valid termination of this Agreement); provided that the Company pays the Company Termination Fee pursuant to Section 11.04(b); or

(ii)           if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent, Holdco, Holdco II or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03 not to be satisfied; provided that if such breach is curable by the End Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 10.01(d)(ii) prior to 30 days (or such shorter period of time as remains prior to the End Date, the shorter of such periods, the “Parent Breach Notice Period”) following Parent’s receipt of written notice of breach from the Company and of the Company’s intention to terminate this Agreement pursuant to this Section 10.01(d)(ii) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 10.01(d)(ii) with respect to such breach or failure to perform if such breach or failure to perform is curable by the End Date and is cured prior to the end of the Parent Breach Notice Period; provided further that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement would cause the condition set forth in Section 9.02 not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02.      Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or their valid successors and assigns, or their respective Subsidiaries or Affiliates, or their respective former, current or future directors, officers, partners, direct or indirect stockholders or equity holders, managers, agents, Representatives, members or controlling persons) to the other parties hereto, except that (a) no such termination shall relieve the Company of any liability to pay the Company Termination Fee and any interest and other amounts payable pursuant to Section 11.04(b)(iv) or Parent, Holdco, Holdco II or Merger Subsidiary of any liability to pay the amount of any indemnification and expense reimbursement payable pursuant to Section 8.07(b); (b) no such termination shall relieve any party for liability for such party’s Fraud or Willful and Material Breach of any provision of this Agreement prior to such termination, which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the non-breaching party for such Fraud or Willful and Material Breach, such damages will include the benefit of the bargain lost by the non-breaching party, taking into consideration relevant matters, including opportunity costs and the time value of money; and (c) the provisions of this Section 10.02 and Section 8.07(b) and Article 11, and the Confidentiality Agreement, shall survive any termination hereof pursuant to Section 10.01.

Article 11
Miscellaneous

Section 11.01.       Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email (provided that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be given, if to the Company, to:

Cantaloupe, Inc.
101 Lindenwood Drive, Suite 405

Malvern, Pennsylvania 19355

Attention:	Anna Novoseletsky, General Counsel
Email:	[***********]

with a copy to (which shall not constitute notice):

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, Georgia 30309

Attention:	Keith Townsend Robert Leclerc Zachary Davis
Email:	KTownsend@KSLAW.com RLeclerc@KSLAW.com ZDavis@KSLAW.com

if to Parent, Holdco, Holdco II or Merger Subsidiary, to:

365 Retail Markets, LLC
1743 Maplelawn Drive

Troy, Michigan 48084

Attention:	Brittany Westerman
Email:	[***********]

with copies to (which shall not constitute notice):

Providence Equity Partners L.L.C.

500 Boylston Street, 18th Floor

Boston, Massachusetts 02116

Attention:	Scott Marimow Jennifer Hoh Joshua Selip
Email:	[***********] [***********] [***********]

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention:	James R. Griffin David Gail Claudia Lai
Email:	james.griffin@weil.com david.gail@weil.com claudia.lai@weil.com

and

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Attention:	Ramona Y. Nee
Email:	ramona.nee@weil.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.      Non-Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03.       Amendments and Waivers.

(a)            Subject to Section 11.14, any provision of this Agreement may be amended or waived at any time prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Shareholder Approval has been obtained, there shall be no amendment or waiver that by Applicable Law or a stock exchange requires further approval by the shareholders of the Company without such approval having been obtained.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.       Expenses.

(a)            General. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)            Company Termination Fee.

(i)             If this Agreement is validly terminated (x) by the Company pursuant to Section 10.01(d)(i) or (y) by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii), then the Company shall pay the Company Termination Fee to Parent (or its designee), prior to or substantially concurrently with the termination in the case of a termination by the Company, or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination by Parent, in each case, payable by wire transfer of immediately available funds.

(ii)            If (A) after the date of this Agreement and prior to the time of valid termination of this Agreement, a bona fide Acquisition Proposal shall have been made to the Company Board or is publicly announced by the Person making such Acquisition Proposal, (B) thereafter, this Agreement is validly terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) and (C) within 12 months after such termination, either an Acquisition Proposal is consummated by the Company or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal that is later consummated (which need not be the same Acquisition Proposal that was publicly announced prior to the valid termination of this Agreement), then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds on the date of consummation of such Acquisition Proposal. For purposes of this Section 11.04(b)(ii), all references to “15%” and “85%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(iii)           In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(iv)           In the event that the Company shall fail to pay the Company Termination Fee as and when required pursuant to Section 11.04(b)(i) or Section 11.04(b)(ii), (A) such amount shall accrue interest for the period commencing on the date such amount became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York in effect on the date such payment was required, as such bank’s prime lending rate (or such lesser rate as is the maximum permitted by Applicable Law), and (B) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such amounts and the enforcement by Parent of its rights in respect thereof.

(v)           Section 10.02 and this Section 11.04(b) shall not limit the rights of Parent or the Company to specific performance of this Agreement prior to the valid termination of this Agreement in accordance with its terms, and the election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Parent or the Company from concurrently seeking, or seeking in the alternative, to terminate this Agreement and collect the Company Termination Fee (in the case of Parent) and monetary damages.

Section 11.05.       Disclosure Letter References. The Company Disclosure Letter shall be arranged in sections corresponding to the sections of this Agreement. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the Company that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof would be reasonably apparent on the face of the disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty, covenants, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect. The Company Disclosure Letter shall be delivered as of the date of this Agreement, and no amendments and modifications thereto shall be made. Any purported update or modification to the Company Disclosure Letter after the date of this Agreement shall be disregarded.

Section 11.06.       Binding Effect; Benefit; Assignment.

(a)            The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except for Section 11.14, which is intended to benefit, and to be enforceable by, the Persons specified therein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns; provided that (i) from and after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 7.02, (ii) from and after the Effective Time, the provisions of Article 2 relating to the payment of the Merger Consideration and any amounts contemplated to be paid pursuant to Section 2.05 shall be enforceable by the holders, immediately prior to the Effective Time, of Company Stock or Company Equity Awards, as applicable, (iii) from and after the Effective Time, the provisions of Section 8.09 relating to the payment in respect of the Redemption shall be enforceable by the holders, immediately prior to the Effective Time, of Preferred Stock, (iv) prior to the Effective Time, the Company shall have the right to pursue damages and other relief, including equitable relief, on behalf of its shareholders in the event of Parent, Holdco, Holdco II or Merger Subsidiary’s Fraud, Willful and Material Breach or wrongful termination of this Agreement, which right is hereby acknowledged by Parent, Holdco, Holdco II and Merger Subsidiary and (v) the Non-Recourse Parties shall be third party beneficiaries of, and entitled to enforce, Section 11.15.

(b)            Notwithstanding anything to the contrary in this Agreement, without limitation to the foregoing, subject to Section 11.13, Parent, Holdco, Holdco II and Merger Subsidiary expressly acknowledge and agree that the Company shall have the right, to the extent permitted by Applicable Law, on behalf of its shareholders to be, and is hereby, appointed as representative of its shareholders solely for purposes of this Section 11.06(b), to pursue damages against Parent, Holdco, Holdco II and/or Merger Subsidiary for the loss of the Merger Consideration (including, for the avoidance of doubt, damages based on the loss of the premium offered to each such holder) in the event of any Fraud or Willful and Material Breach of this Agreement by Parent, Holdco, Holdco II or Merger Subsidiary in respect of which the Company is entitled to bring a claim hereunder, and any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (x) distributed, in whole or in part, by the Company to such shareholders as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company and its Subsidiaries in any manner that the Company deems fit. The appointment of the Company as representative of the Company’s shareholders pursuant to this Section 11.06(b) shall be irrevocable and binding on all of the Company’s shareholders from and after the satisfaction of the condition set forth in Section 9.01(a).

(c)            No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent, Holdco, Holdco II or Merger Subsidiary may transfer or assign all (but not less than all) of its rights and obligations under this Agreement to (x) one of Parent’s wholly-owned Subsidiaries at any time or (y) for collateral security purposes to the Financing Entities; provided that such transfer or assignment shall not (i) relieve Parent, Holdco, Holdco II or Merger Subsidiary of its obligations hereunder or (ii) enlarge, alter, limit or change any obligation of any other party hereto or due to Parent, Holdco, Holdco II or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(c) shall be null and void.

Section 11.07.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles, except that matters relating to the fiduciary duties of the Company Board shall be subject to the internal laws of the Commonwealth of Pennsylvania and that matters related to the Merger that are exclusively governed by the internal laws of the Commonwealth of Pennsylvania or the State of Delaware shall be subject to the internal laws of such jurisdiction, as applicable.

Section 11.08.       Consent to Jurisdiction. Each of Parent, Holdco, Holdco II, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, for the purposes of any suit, action or other proceeding arising out of or related to this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby (or, only if the Court of Chancery of the State of Delaware does not have jurisdiction over a particular matter, any federal or state court of competent jurisdiction located within the State of Delaware) (the “Chosen Courts”). Each of Parent, Holdco, Holdco II, Merger Subsidiary and the Company agrees to commence any action, suit or proceeding relating hereto in the applicable Chosen Courts pursuant to the immediately preceding sentence. Each of Parent, Holdco, Holdco II, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Holdco, Holdco II, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. Notwithstanding the foregoing, the parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any suit, action or proceeding brought in any such court.

Section 11.09.       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE MERGER, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.       Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” format, scanned pages or electronic signature such as DocuSign shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11.        Entire Agreement; No Other Representations and Warranties.

(a)            This Agreement, including the Company Disclosure Letter, together with the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties or any of them with respect to the subject matter hereof.

(b)            Each of Parent, Holdco, Holdco II and Merger Subsidiary acknowledges, agrees and represents that, except for the representations and warranties made by the Company in Article 4 and the certificate delivered pursuant to Section 9.02(a), neither the Company nor any other Person makes, and neither Parent, Holdco, Holdco II nor Merger Subsidiary is relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, including their respective businesses, financial condition or prospects or with respect to any other information made available to Parent, Holdco, Holdco II or Merger Subsidiary in connection with the transactions contemplated by this Agreement (including the accuracy or completeness thereof). Neither the Company nor any other Person will have or be subject to any liability to Parent, Holdco, Holdco II, Merger Subsidiary or any other Person (including the Financing Parties or any of Parent’s potential financing sources in connection with Parent’s financing activities with respect to the transactions contemplated by this Agreement) resulting from the distribution to Parent, Holdco, Holdco II or Merger Subsidiary, or Parent’s, Holdco’s, Holdco II’s or Merger Subsidiary’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent, Holdco, Holdco II or Merger Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 4 or the certificate delivered pursuant to Section 9.02(a). The Company has made available to Parent, Holdco, Holdco II and Merger Subsidiary, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent, Holdco, Holdco II and Merger Subsidiary acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other and from actual results. Further, each of Parent, Holdco, Holdco II and Merger Subsidiary acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent, Holdco, Holdco II and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent, Holdco, Holdco II nor Merger Subsidiary is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent, Holdco, Holdco II nor Merger Subsidiary shall, and shall cause its controlled Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, to the fullest extent permitted by Applicable Law.

(c)            The Company acknowledges, agrees and represents that, except for the representations and warranties contained in Article 5 and the certificate delivered pursuant to Section 9.03(a), none of Parent, Holdco, Holdco II, Merger Subsidiary or any other Person on behalf of Parent, Holdco, Holdco II or Merger Subsidiary makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent, Holdco, Holdco II or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

Section 11.12.       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.       Specific Performance.

(a)            The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and any other agreement executed in connection herewith, at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereby further acknowledge and agree that such relief shall include the right of each party to cause the other party to consummate the Merger and perform their other obligations under Article 2 of this Agreement, in each case, if each of the conditions set forth in Article 9 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at Closing). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties acknowledge and agree that time is of the essence and accordingly agree that, as to any Claim in which a party seeks specific performance or other equitable relief pursuant to this Section 11.13, the parties shall use their reasonable best efforts to seek and obtain an expedited schedule for such proceedings and shall not oppose any party’s request for expedited proceedings.

(b)            The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)            Subject to Section 10.02 and Section 11.04, each party further agrees that by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement and nothing set forth in this Section 11.13 shall require any party to institute any action, suit or proceeding for (or limit any party’s rights to institute any action, suit or proceeding for) specific performance under this Section 11.13 prior to or as a condition to exercising any termination right under Section 10.01, nor shall the commencement of any action, suit or proceeding pursuant to this Section 11.13 or anything set forth in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement.

Section 11.14.       Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries and each of its equityholders and controlled Affiliates hereby: (a) agrees that any Claim, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties arising out of or relating to this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter or the Definitive Debt Financing Agreements) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such Claim to the exclusive jurisdiction of such court, (b) agrees that any such Claim (including any Claim or causes of action giving rise thereto) shall be governed by, construed and enforced in accordance with, the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in the Debt Commitment Letter or the applicable definitive document relating to the Debt Financing (including the applicable Definitive Debt Financing Agreement), (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, its Subsidiaries or its controlled Affiliates in any such Claim shall be effective if notice is given in accordance with Section 11.01, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Claim in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law trial by jury in any Claim, whether in law or in equity, whether in contract or in tort or otherwise, brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, any of the agreements (including the Debt Commitment Letter or the Definitive Debt Financing Agreements) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Parties will have any liability to the Company or any of its Subsidiaries or any of their respective equityholders or controlled Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) (x) waives any and all rights or claims against the Financing Parties in connection with this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter or the Definitive Debt Financing Agreements) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (y) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Financing Party in connection with Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter or the Definitive Debt Financing Agreements) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (i) agrees that in no event shall it be entitled to enforce specifically any of the Parent’s, Holdco’s, Holdco II’s, Merger Subsidiary’s or any of their respective Affiliates’, or seek that Parent, Holdco, Holdco II or Merger Subsidiary enforce their, or their Affiliates’, rights under the Debt Financing. The parties hereto hereby agree that the Financing Parties are express third party beneficiaries of, and may rely upon and enforce, any of the provisions in this Section 11.14, and that such provisions and the definitions of “Financing Entities” and “Financing Parties” and this Section 11.14 (or any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such definitions or those Section 11.14) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Parties without the prior written consent of the Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed) (and any such amendment, waiver or other modification without such prior written consent shall be null and void). Notwithstanding anything to the contrary contained herein, nothing in this Section 11.14 shall in any way limit or otherwise modify the rights and obligations of the parties under the Debt Commitment Letter or the definitive documentation relating to the Debt Financing.

Section 11.15.       Non-Recourse. Except for the liabilities and obligations of the parties to the Confidentiality Agreement, the Debt Commitment Letter, the Rollover Agreements and the Voting Agreements under any of the foregoing Contracts to which they are expressly identified as parties, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Merger, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future incorporator, member, partner, manager, director, officer, stockholder, equityholder, Affiliate, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future incorporator, member, partner, manager, director, officer, stockholder, equityholder, Affiliate, Representative or assignee of any of the foregoing and the Financing Parties (collectively, the “Non-Recourse Parties”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Merger or based on, in respect of, or by reason of this Agreement or the Merger or the negotiation, execution, performance, or breach of this Agreement (other than, in each case, the liabilities and obligations of the parties to the Confidentiality Agreement, the Debt Commitment Letters, the Rollover Agreements and the Voting Agreements under any of the foregoing Contracts to which they are expressly identified as parties), and, to the maximum extent permitted by Applicable Law, each Contracting Party, on behalf of itself and its Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Applicable Law, except as provided in the Confidentiality Agreement, the Debt Commitment Letters, the Rollover Agreements and the Voting Agreements, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

[The remainder of this page has been intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

cantaloupe, INC.

By:	/s/ Ravi Venkatesan
	Name:	Ravi Venkatesan
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

365 Retail Markets, LLC

By:	/s/ Joseph Hessling
	Name:	Joseph Hessling
	Title:	Chief Executive Officer

CATALYST HOLDCO I, INC.

By:	/s/ Joseph Hessling
	Name:	Joseph Hessling
	Title:	President and Treasurer

CATALYST HOLDCO II, INC.

By:	/s/ Joseph Hessling
	Name:	Joseph Hessling
	Title:	President and Treasurer

CATALYST MERGERSUB INC.

By:	/s/ Joseph Hessling
	Name:	Joseph Hessling
	Title:	President and Treasurer

[Signature Page to Agreement and Plan of Merger]